UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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HSN, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

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April 8, 2010

Dear Shareholder:

You are invited to attend the 2010 annual meeting of shareholders of HSN, Inc., which will be held on Wednesday, May 19, 2010 at 2:30 p.m., local time, at the HSN, Inc. corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729. At the meeting you will be asked to vote on the election of our directors, ratification of the appointment of our auditors and approve an employee stock purchase plan. We are pleased to announce that all of our directors have agreed to stand for re-election at the annual meeting.

Based on the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the internet, we have elected to deliver our proxy materials to the majority of our shareholders over the internet. The new delivery process will allow us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On April 8, 2010, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report online. The notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. We encourage you to take advantage of voting on the internet because it is a convenient and a less expensive way for us to tabulate your vote.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please take the time to complete, sign, date and return the proxy card or vote over the telephone or on the internet.

Thank you for your continued support of HSN, Inc.

Sincerely,

Mindy Grossman
Chief Executive Officer

HSN, INC.

1 HSN Drive

St. Petersburg, Florida 33729

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the annual meeting of shareholders of HSN, Inc., a Delaware corporation, will be held on Wednesday, May 19, 2010 at 2:30 p.m., local time, at the HSN, Inc. corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729. At the annual meeting, shareholders will be asked:

1.	to elect ten directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of shareholders;

2.	to ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2010;

3.	to approve the HSN, Inc. Employee Stock Purchase Plan; and

4.	to transact such other business as may properly come before the meeting or any related adjournments or postponements.

Our Board of Directors has set March 22, 2010 as the record date for the annual meeting. This means that only holders of record of our common stock at the close of business on that date are entitled to receive notice of the meeting and to vote their shares at the meeting or any related adjournments or postponements.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Shareholders’ Meeting. We are mailing to many of our shareholders a notice of availability of the proxy materials over the internet, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the internet, as well as instructions on obtaining a paper copy of the proxy materials. This process is more environmentally friendly and reduces our costs to print and distribute these materials. However, shareholders who do not receive such a notice of availability, as well as shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail.

By Order of the Board of Directors,

Gregory J. Henchel
Executive Vice President, General Counsel and Secretary

April 8, 2010

St. Petersburg, Florida

PROXY STATEMENT

ii

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I being asked to review these materials?

A:	HSN, Inc., or HSNi, is providing these proxy materials to you in connection with the solicitation of proxies by HSNi’s Board of Directors for use at HSNi’s 2010 annual meeting of shareholders. The annual meeting will take place at our corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729, on May 19, 2010. Shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. A notice of availability of the annual report, proxy statement and proxy card is being mailed on or about April 8, 2010.

Q:	Why am I being asked to review materials on-line?

A:	Under rules adopted by the U.S. Securities and Exchange Commission, or SEC, we are now furnishing proxy materials to many of our shareholders on the internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Proxy Materials, or Notice, by mail, you will not receive a printed copy of the proxy material unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the internet. If you received a Notice by mail but would rather receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information. Our 2009 Annual Report, which includes our audited consolidated financial statements for the year ended December 31, 2009, is also included with this proxy statement.

Q:	What does it mean if I received more than one proxy or voting instruction form?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy you receive to ensure that all of your shares are voted.

Q:	What matters will HSNi shareholders vote on at the annual meeting?

A:	There are three proposals to be considered and voted on at the meeting. The proposals to be voted on are as follows:

Proposal 1—to elect ten directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of shareholders or until such director’s successor shall have been duly elected and qualified;

Proposal 2—to ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the year ending December 31, 2010; and

Proposal 3—to approve the HSN, Inc. Employee Stock Purchase Plan.

We will also consider other business as may properly come before the meeting and any related adjournments or postponements.

For a more detailed discussion of each of these proposals, please see the information included elsewhere in the proxy statement relating to these proposals.

Q:	What are the Board’s voting recommendations?

A:	The Board of Directors recommends that you vote your shares as follows:

“FOR” each of the ten nominees to the Board of Directors (Proposal 1);

“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm (Proposal 2); and

“FOR” the approval of the HSN, Inc. Employee Stock Purchase Plan (Proposal 3).

Q:	Who is entitled to vote at the annual meeting?

A:	Each share of our common stock outstanding as of the close of business on March 22, 2010, the record date, is entitled to one vote at the annual meeting. As of the close of business on the record date, there were 57,271,529 shares of our common stock outstanding and entitled to vote. You are entitled to one vote per share of common stock held on the record date. These shares include shares that are (1) held of record directly in your name, including shares received through equity incentive plans, and (2) held for you in street name through a stockbroker, bank or other nominee.

Q:	What is the difference between a shareholder of record and a shareholder who holds stock in street name?

A:	If your shares are registered in your name, you are a shareholder of record with respect to those shares. As a shareholder of record, you have the right to vote in person at the annual meeting or vote by proxy on the proxy card included with these materials.

If your shares are held in the name of your broker, bank or other nominee, these shares are held in street name. As the beneficial owner of these shares, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Since you are not the shareholder of record, you must request and receive a valid proxy from your broker, bank or another holder of record in order to vote these shares in person at the annual meeting.

Q:	If I hold my shares in street name through my broker, will my broker vote these shares for me?

A:	If you provide instructions on how to vote by following the instructions provided to you by your broker, your broker will vote your shares as you have instructed. If you do not provide your broker with voting instructions, your broker will vote your shares only if the proposal is a “routine” management proposal on which your broker has discretion to vote. Recent rule changes, to which your broker is likely subject, expand the list of matters on which many brokers are prohibited from voting shares held in street name without voting instructions from the beneficial owner. Most brokers are now prohibited from voting uninstructed shares for elections of directors.

Q:	What are the quorum requirements for the meeting?

A:	The presence of holders having a majority of the outstanding shares constitutes a quorum. The shares may be presented in person or presented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:	In an uncontested election of directors, such as this election, directors are elected by a plurality of the votes cast at a meeting where a quorum is present. This means that the director candidates that receive the most votes will be elected to fill the available seats on our Board of Directors.

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm requires the affirmative vote of a majority of the votes cast with respect to the proposal by the shares present in person or represented by proxy and entitled to vote.

The proposal to approve the HSN, Inc. Employee Stock Purchase Plan requires the affirmative vote of a majority of the votes cast with respect to the proposal by the shares present in person or represented by proxy and entitled to vote.

Q:	What do I need to do now to vote at the meeting?

A:	Shareholders of record may vote their shares in any of four ways:

•	Submitting a Proxy by Mail: If you choose to submit your proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided;

•

Submitting a Proxy by Telephone: Submit a proxy for your shares by telephone by using the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day and will close at 5:00 p.m., Eastern Daylight Time, on May 18, 2010;

•

Submitting a Proxy by Internet: Submit your proxy via the internet. The website for internet proxy voting is on your proxy card. Internet proxy voting is also available 24 hours a day and will close at 5:00 p.m., Eastern Daylight Time, on May 18, 2010; or

•

Voting in Person: If you were registered as a shareholder on our books on March 22, 2010 or if you have a letter from your broker identifying you as a beneficial owner of our shares as of that date, you may vote in person by attending the 2010 annual meeting.

Street name holders may submit a proxy by telephone or the internet if their bank or broker makes these methods available, in which case the bank or broker will enclose related instructions with this proxy statement. If you submit a proxy by telephone or via the internet you should not return your proxy card. Instructions on how to submit a proxy by telephone or via the internet are located on the proxy card enclosed with this proxy statement. If you hold your shares through a bank or broker, follow the voting instructions you receive from your bank or broker.

Q:	What happens if I abstain?

A:	Abstentions are counted as present at the meeting for purposes of determining whether there is a quorum but are not counted as votes cast.

Q:	Can I change my vote or revoke my proxy?

A:	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the vote at the meeting by:

•	delivering to BNY Mellon Shareowner Services a written notice, bearing a date later than the proxy, stating that you revoke the proxy;

•	submitting a later-dated proxy relating to the same shares by mail, telephone or the internet prior to the vote at the meeting; or

•	attending the meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

You should send any written notice or a new proxy card to HSN, Inc. c/o BNY Mellon Shareowner Services at the following address: BNY Mellon Shareowner Services, P.O. Box 3550, South Hackensack, NJ 07606-9250, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the Internet. You may request a new proxy card by calling BNY Mellon Shareowner Services, Proxy Processing at 1-888-313-0164 (toll-free).

Q:	Will anyone contact me regarding this vote?

A:	We have retained BNY Mellon Shareowner Services to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from our shareholders. The fee for this firm’s services is estimated to be $5,500, plus reimbursement for reasonable out-of-pocket costs and expenses.

In addition to solicitation by mail, our directors, officers and employees may solicit proxies from shareholders by telephone, letter, facsimile or in person; but will not receive any additional compensation for these services. Following the original mailing of the proxy solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:	Who has paid for this proxy solicitation?

A:	All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this Proxy Statement will be borne by HSNi.

Q:	Where can I find the voting results of the annual meeting?

A:	We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Form 8-K that we expect to file within four business days after the meeting.

Q:	May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual shareholder meetings. In order for a shareholder proposal to be considered for inclusion in the proxy material for our 2011 annual meeting of shareholders, your proposal must be received by our Corporate Secretary no later than February 22, 2011. We advise you to review our By-Laws, which contain these and other requirements with respect to advance notice of shareholder proposals and director nominations, including certain information that must be included concerning the shareholder making the proposal, each nominee and the proposal itself. Our By-Laws were filed as an exhibit to our Form 8-K filed with the SEC on August 25, 2008. Our public filings can be viewed by visiting our investor relations website at http://www.hsni.com/. You may also obtain a copy, free of charge, by writing to our Corporate Secretary at our principal executive office at 1 HSN Drive, St. Petersburg, Florida 33729, Attention: Legal Department.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal and Required Vote

Proposal 1 is the election of ten nominees to the Board of Directors. In accordance with our By-Laws, the number of directors constituting the entire Board of Directors is currently fixed at ten. The Governance and Nominating Committee of the Board has recommended that all ten of our current directors be nominated for re-election. If elected, each will hold office until the next succeeding annual meeting of shareholders or until such director’s successor shall have been duly elected and qualified. Information concerning all director nominees appears below.

The Board of Directors expects that all of the nominees will, if elected, be available to serve. If any nominee should decline re-election or become unable to serve for any reason, votes will be cast for a substitute nominee, if any, designated by the Board of Directors or, if none is so designated prior to the election, votes will be cast according to the judgment of the person or persons voting the proxy.

Our directors are elected by a plurality vote of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote.

The Board of Directors unanimously recommends that shareholders vote FOR the election of each of its nominees for director named below.

Information Concerning Director Nominees

The information below provides information as of the date of this proxy statement about each nominee. The information presented includes the names of each of the nominees, along with his or her age, all positions held with the company, term of office as a director, principal occupations or employment for the past five years or more, involvement in certain legal proceedings, if applicable, and the name of all other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition, the information presented below also includes a description of the specific experience, qualifications, attributes and skills of each nominee and continuing director that led our Governance and Nominating Committee to conclude that he or she should serve as a director of the company for the ensuing term.

Gregory R. Blatt, 41, has served as a member of the Board of Directors since August 2008. Since February 2009, Mr. Blatt has served as Chief Executive Officer of Match.com, the leading subscription based on-line dating service. Prior to that, Mr. Blatt served as an executive of IAC/InterActiveCorp, or IAC, our former parent and a leading internet company with over 500 brands. From March 2005 through February 2009, Mr. Blatt served as Executive Vice President, General Counsel and Secretary of IAC and from November 2003 through March 2005, Mr. Blatt served as Senior Vice President, General Counsel and Secretary. From May 1999 through October 2003, Mr. Blatt served as General Counsel of Martha Stewart Living Omnimedia, Inc., or MSO, an integrated media and merchandising company providing consumers with lifestyle content and products. Prior to joining MSO, Mr. Blatt was an associate at Grubman Indursky & Schindler, P.C., a New York entertainment and media law firm, and, prior to that, an associate at Wachtell, Lipton, Rosen & Katz, a New York law firm. Mr. Blatt also currently serves on the boards of directors of Interval Leisure Group, Inc. and Meetic, Inc.

During his time with IAC, Mr. Blatt gained unique insight regarding our business model and operations. As the Chief Executive Officer of Match.com, Mr. Blatt has a deep understanding of online and offline marketing, as well as brand management. Mr. Blatt’s experiences as a mergers and acquisitions attorney, a media attorney, and a corporate general counsel give him an in-depth understanding of legal, transactional and financial issues.

Patrick Bousquet-Chavanne, 52, has served as a member of the Board of Directors since August 2008. Since September 2009, Mr. Bousquet-Chavanne has served as President and Chief Executive Officer of Yoostar Entertainment Group, the owner and developer of the Yoostar technology and interactive entertainment system.

From July 2008 to August 2009, Mr. Bousquet-Chavanne served as President, Chief Executive Officer and member of the board of directors of T-Ink, Inc., a company specializing in advanced conductive technology. From July 2001 through June 2008, Mr. Bousquet-Chavanne served as Group President of The Estée Lauder Companies Inc., a leading provider of skin care, makeup and fragrance products. Previously, Mr. Bousquet-Chavanne was President of Estée Lauder International, Inc. Prior to that, Mr. Bousquet-Chavanne served as Managing Director in the United Kingdom for Elizabeth Arden, a global prestige and beauty products company. Mr. Bousquet-Chavanne is a member of the board of directors of Brown-Forman Corporation and serves on the Advisory Board of the New York City Ballet.

Mr. Bousquet-Chavanne’s service with both The Estée Lauder Companies Inc. and Elizabeth Arden provide him with invaluable insight into the beauty industry. Beauty products are generally key entry points for customers of our HSN operating segment. In his current role as President of Yoostar, Mr. Bousquet-Chavanne has insight into the retail electronics market, another important category for HSN. Mr. Bousquet-Chavanne’s knowledge of these two merchandise categories and his many years of experiences marketing to women are invaluable to our Board.

Michael C. Boyd, 68, has served as a member of the Board of Directors since August 2008. Mr. Boyd currently serves on the board of directors of SHOP.COM, a site devoted to delivering a comprehensive shopping experience on the web; FourthWall Media, formerly known as BIAP.com and a leading provider of interactive television and advanced advertising solutions; and The Franklin Mint, the world’s leading private mint and a premier site for unique gifts and collectibles. Mr. Boyd also serves as Chairman and Chief Executive Officer of Longport, Inc., a medical technology company that specializes in high resolution imaging. In 1986, Mr. Boyd was a co-founder of QVC, Inc., a leader in consumer direct commerce and one of our direct competitors in the direct response television arena. He served as President until his retirement in 1994. Mr. Boyd has been nominated as a director by Liberty Media Corporation, our largest shareholder. See “Certain Relationships and Related Party Transactions—Relationship Between HSNi and Liberty.”

Mr. Boyd’s experience with QVC and his service on the board of directors of SHOP.COM and Fourth Wall Media provide him with valuable insight in the electronic retailing and direct-to-consumer markets. Mr. Boyd also has extensive experience in the direct response catalog and collectible businesses. Mr. Boyd’s professional experiences and his significant knowledge of issues that directly impact the television retail and catalog industries make him particularly well-suited for service to HSNi.

William Costello, 63, has served as a member of the Board of Directors since August 2008. Beginning in November 1987 and through his retirement in March 2007, Mr. Costello served in a number of executive positions with QVC. He joined QVC as its Chief Financial Officer in November 1987, became President of QVC International in July 2001 and Chief Operating Officer in May 2002. Prior to joining QVC, Mr. Costello served as Chief Financial Officer, then Chief Operating Officer and a member of the board of directors of Best Products, a catalog showroom retailer. Prior to joining Best Products, Mr. Costello was a partner at KPMG LLP. Mr. Costello was nominated as a director of HSNi by Liberty Media Corporation. See “Certain Relationships and Related Party Transactions—Relationship Between HSNi and Liberty.”

William Costello’s executive positions with QVC have given him important insight into the area of electronic retailing and his experience with Best Products has given him valuable insight into the catalog business. Mr. Costello’s professional experience as well as his financial acumen make him a significant asset to our Board of Directors.

James M. Follo, 50, has served as a member of the Board of Directors since August 2008. Since January 2007, Mr. Follo has served as Senior Vice President and Chief Financial Officer of The New York Times Company, a diversified media company that includes newspapers and internet businesses. From July 1998 through March 2006, Mr. Follo served in various senior financial management positions at MSO, most recently as Chief Financial and Administrative Officer.

James M. Follo is a certified public accountant and has held senior financial positions with two publicly-held companies. As the Chief Financial Officer of The New York Times, Mr. Follo’s responsibilities include all treasury, financial reporting, financial management, investor relations, taxes and internal audit oversight. Mr. Follo also has experience in such industries as print media, digital media, television, licensing and product design, catalog and e-commence. Mr. Follo’s extensive business and financial experience make him a valuable asset to our Board and a natural leader for our Audit Committee.

Mindy Grossman, 52, has served as a member of our Board of Directors since August 2008. Ms. Grossman has also served as Chief Executive Officer of HSNi since completion of the spin-off in August 2008. Commencing April 2006 and through the spin-off, Ms. Grossman served as Chief Executive Officer of IAC Retailing, which consisted of HSN, Cornerstone Brands and two other IAC e-commerce businesses. Ms. Grossman joined IAC from Nike, Inc., the largest seller of athletic footwear and apparel in the world, where she served as Vice President and head of the company’s global apparel business from October 2000 to March 2006. From October 1995 to October 2000, Ms. Grossman was President and CEO at Polo Jeans Company, then a licensee of Polo Ralph Lauren Corporation, and from October 1994 to October 1995, Vice President of New Business Development at Polo Ralph Lauren Corporation, a global leader in the design, marketing and distribution of premium lifestyle products. From September 1991 to October 1994, Ms. Grossman was President of the Chaps Ralph Lauren division of Warnaco’s Menswear and Executive Vice President of Warnaco Menswear division. From June 1987 to September 1991, Ms. Grossman was Vice President of Sales and Merchandising at Tommy Hilfiger. Ms. Grossman serves on the board of directors at the National Retail Federation, as well as on the board of Cosmetic Executive Women. She is the Chairperson of the Fashion Institute of Technology’s Executive Women in Fashion Advisory Board, and is a member of the advisory board of the J. Baker School of Retail at the Wharton School of Business.

Ms. Grossman is a 32-year veteran of the apparel and retail industries and is well-known for brand strategy and business development. She gained significant experience building businesses at Nike, Polo Jeans, Ralph Lauren and Tommy Hilfiger and, since becoming CEO of HSNi in 2006, has used this experience to help transform and relaunch HSN and to develop and expand the brand and product portfolio at HSN. Ms. Grossman also is an invaluable conduit between the Board and the senior executive leaders at HSNi.

Stephanie Kugelman, 62, has served as a member of our Board of Directors since August 2008. Ms. Kugelman currently serves as a principal of A.S.O., A Second Opinion, a brand consultancy firm that she founded in 2007. Prior to that, for 36 years, Ms. Kugelman was employed by Young & Rubicam, a marketing and communications company specializing in advertising, public relations, direct marketing and brand identity consulting. During her tenure at Young & Rubicam, Ms. Kugelman served in increasingly senior roles, most recently as Vice Chairman and Chief Strategic Officer from June 2001 to March 2007 and as Chairman and Chief Executive Officer of Young & Rubicam’s New York office from May 1999 to May 2001. Ms. Kugelman continues to serve as a Vice Chairman Emeritus at Young & Rubicam. She is also a member of the board of directors of Whole Foods Market, Inc. as well as Gilda’s Club Worldwide and Safe Horizon.

Ms. Kugelmen has significant experience with research, strategy, branding and management through her many years with Young & Rubicam. Through her consulting firm, Ms. Kugelman also specializes in consulting on strategy and marketing. Through her professional and personal experiences, Ms. Kugelman also is able to identify with our core customers and to provide tremendous insight into the buying trends of those core customers.

Arthur C. Martinez, 70, has served as the Chairman of the Board of Directors since August 2008. Mr. Martinez retired in 2000 as Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., positions he held since 1995. He was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995. Sears is the fourth largest broadline retailer with approximately 3,900 retail stores. Prior to his tenure at Sears, from 1990 to 1992, Mr. Martinez served as Vice Chairman and a director of Saks Fifth Avenue, a fashion retail organization. Mr. Martinez is currently a member of the boards of directors of American International Group, Inc., IAC, International Flavors & Fragrances Inc., Liz Claiborne, Inc. and PepsiCo, Inc. In addition, Mr. Martinez serves as a Trustee of Greenwich Hospital, Northwestern University and the Chicago Symphony Orchestra. Mr. Martinez previously served as Chairman of the Supervisory Board of ABN AMRO Holding, N.V.

Mr. Martinez’s significant experience working in the retail industry and advising and counseling members of senior management has made him an invaluable resource to members of our senior management. Mr. Martinez is very familiar with issues related to strategy, finance and operations faced by companies similar to HSNi. Mr. Martinez’s service on the boards of several leading public companies enables him to ensure that our Board and committee meetings are efficiently and effectively run. His wealth of experience serving companies that are leaders in the areas of good corporate governance and best practices has been invaluable.

Thomas J. McInerney, 45, has served as a member of the Board of Directors since August 2008. Mr. McInerney has been Executive Vice President and Chief Financial Officer of IAC since January 2005. Mr. McInerney previously served as Chief Executive Officer of the retailing division of IAC from January 2003 through December 2005. Beginning in May 1999 and through January 2003, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster and its predecessor company, Ticketmaster Online-Citysearch, Inc., the worlds leading live entertainment ticketing and marketing company. Prior to joining Ticketmaster, Mr. McInerney worked at Morgan Stanley, most recently as a Principal. Mr. McInerney also serves on the board of directors of Interval Leisure Group, Inc.

Mr. McInerney has served as a senior executive officer of IAC for over seven years. During that time, he also served as Chief Executive Officer of HSNi’s predecessor company for three years. As a result, Mr. McInerney has specific experience regarding our business model and operations. Mr. McInerney’s experience with technology companies, gained through his years with IAC, enables him to provide valuable insight as we continue to expand our business model on to different platforms.

John B. (Jay) Morse, Jr., 63, has served as a member of the Board of Directors since December 2008. From November 1989 and through his retirement in December 2008, Mr. Morse served as Senior Vice President, Finance and Chief Financial Officer of The Washington Post Company, a diversified education and media company. He also served as President of Washington Post Telecommunications, Inc. and Washington Post Productions, Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers where he worked with publishing/media companies and multilateral lending institutions for more than 17 years. Mr. Morse is currently a member of the board of directors of Host Hotels & Resorts Inc. (formerly Host Marriott Corporation) and of AES Corporation. Mr. Morse also serves as a Trustee and President of the College Foundation of the University of Virginia and is a former member of the Financial Accounting Standards Advisory Council (FASAC), an advisory group to the Financial Accounting Standards Board.

Mr. Morse brings substantial executive experience to our Board, including board, investment and finance expertise. In his former positions, Mr. Morse was responsible for preparation of financial statements and SEC filings as well as treasury, tax, audit and risk management. He has significant financial knowledge as demonstrated by his work history as well as his involvement with the Financial Accounting Standards Advisory Council.

Assuming election of all nominees above, the following is a list of persons who will constitute our Board of Directors following the meeting, including their current committee assignments.

Name	Audit Committee	Compensation and Human Resources Committee	Executive Committee	Governance and Nominating Committee
Gregory R. Blatt	—	—	—	—
Patrick Bousquet-Chavanne*	—	X	—	X
Michael C. Boyd*	X	—	—	—
William Costello	—	—	—	—
James M. Follo*	Chair	—	—	X
Mindy Grossman	—	—	X	—
Stephanie Kugelman*	—	X	—	—
Arthur C. Martinez*	—	—	X	Chair
Thomas J. McInerney	—	—	X	—
John B. (Jay) Morse, Jr.*	X	Chair	—	—

*	Independent Director

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Proposal and Required Vote

Proposal 2 is to ratify the appointment of our independent registered certified public accounting firm. Based on the recommendation of our Audit Committee, the Board of Directors has appointed Ernst & Young LLP, or E&Y, as our independent registered certified public accounting firm for the fiscal year ending December 31, 2010. E&Y has served as our independent registered certified public accounting firm since our spin-off from IAC in 2008. A representative of E&Y is expected to be present at the annual meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Our By-Laws do not require that the shareholders ratify the appointment of E&Y as our independent auditors. However, we are submitting the appointment of E&Y to the shareholders for ratification as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Board of Directors and the Audit Committee will reconsider whether or not to retain E&Y. Even if the appointment is ratified, the Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of HSNi and our shareholders.

The ratification of the appointment of E&Y as our independent registered certified public accounting firm for 2010 requires the affirmative vote of a majority of the votes cast.

The Board of Directors unanimously recommends that the shareholders vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for 2010.

Fees Paid to Our Independent Registered Certified Public Accounting Firm

The following table sets forth fees for all professional services rendered by E&Y for the audit of our financial statements for 2008 and 2009 and fees billed for other services rendered by E&Y:

	2008	2009
Audit Fees (1)	$1,568,226	$1,447,585
Tax Fees (2)	85,000	120,000

Total Fees	$1,653,226	$1,567,585

(1)	Audit Fees include fees associated with the annual audit of our consolidated financial statements and review of our consolidated financial statements included in our periodic reports and other services related to SEC matters.

(2)	Tax Fees represent fees for corporate and subsidiary tax consulting.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services performed by our independent registered certified public accounting firm. Pre-approval is generally detailed as to the particular service or category of services and is subject to a specified budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee has been delegated the authority to pre-approve certain services between regularly scheduled meetings, with ratification by the Audit Committee at the next regularly scheduled meeting. Management reports quarterly to the Audit Committee regarding the extent of services provided by the independent registered certified public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All services performed by E&Y during fiscal years 2008 and 2009 were approved in accordance with this policy.

PROPOSAL 3—APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

Proposal and Required Vote

Proposal 3 is to approve the HSN, Inc. Employee Stock Purchase Plan, or ESPP. The ESPP is attached as Annex A to this Proxy Statement.

The ESPP is intended to provide a convenient and practical means by which eligible employees at all levels may participate in ownership of our stock. The Board believes that the ESPP promotes the interests of HSNi and our shareholders by encouraging our employees to become shareholders and more invested in our growth and success. The Board also believes that the opportunity to acquire a proprietary interest in the success of HSNi through the acquisition of shares of common stock pursuant to the ESPP will be an important aspect of our ability to attract and retain highly qualified and motivated employees. The Board believes that it is desirable and in the best interest of HSNi and our shareholders to provide our employees with benefits under the ESPP and that additional shares must be reserved for use under the ESPP.

The Compensation and Human Resources Committee, or Compensation Committee, recommended approval of the ESPP to our Board. On February 24, 2010, the Board approved, subject to shareholder approval, adoption of the ESPP and the reservation of shares of common stock for issuance under the ESPP.

The Board of Directors unanimously recommends that the shareholders vote FOR approval of the ESPP.

Summary of the ESPP

An employee stock purchase plan enhances our ability to attract and retain the services of employees. In addition, such a plan provides a convenient, meaningful opportunity for eligible employees at all levels to purchase our stock, thereby increasing participating employees’ personal interest in our success. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, or the Code, thereby providing favorable tax treatment for participating employees, subject to certain restrictions. We intend to reserve 750,000 shares of HSNi common stock for issuance under the ESPP. This number represents approximately 1.3% of our common stock currently outstanding.

Eligibility

Participation in the ESPP is voluntary. Any employee of HSNi, or of certain HSNi subsidiaries as designated by the Board, who owns less than 5% of our common stock and has completed 90 days of continuous employment service is eligible to participate in the ESPP, with the exception of those employees whose customary employment is less than 20 hours per week or for not more than five months in a calendar year. Approximately 5,900 employees, including executive officers, are eligible to participate in the ESPP. Non-employee directors are not eligible to participate in the ESPP.

Operation of the ESPP

Once implemented, the ESPP will permit employees to purchase shares of our common stock during semi-annual purchase periods of six months, beginning on the first day of January and of July each year. During a purchase period, participating employees accumulate funds in an account used to purchase our common stock through payroll deductions. The shares are purchased at a price equal to the lesser of 85% of the fair market value of the common stock as measured by the closing price on The Nasdaq Global Select Market at (1) the first day of purchase period or (2) the end of the purchase period, provided the resulting purchase price can not be less than 75% of the fair market value at the end of the purchase period. Participants are not permitted to withdraw from the ESPP except in the event of a “financial hardship” (as defined in the ESPP). The aggregate fair market value and the number of shares purchased by a participating employee pursuant to the ESPP in a calendar year may not exceed $25,000 or 5,000 shares, respectively. Participants are required to hold purchased stock for a minimum period of six months following the date of purchase, except in the event of financial hardship in which case they may apply for a waiver from the Plan Administrator. Certain additional holding requirements must be met in order to realize certain tax treatments. See “Federal Income Tax Consequences” below.

The Compensation Committee or, as designated by the committee, the Plan Administrator will administer the ESPP and has full power to interpret the ESPP. The Compensation Committee has been delegated the authority to determine the timing of the effective date for the implementation of the ESPP once approved by our shareholders. Such determination will depend on a number of factors including market trends and prices, economic conditions, tax considerations and applicable regulatory requirements. The decisions of the Compensation Committee and/or Plan Administrator will be final and binding on all participants. We reserve the right to amend or suspend the ESPP or to terminate the participation of any participating subsidiary or group of employees at any time and for any reason. The ESPP will continue until the shares reserved under the ESPP are exhausted or the ESPP is terminated by action of our Board.

Effect of Termination of Employment

Upon termination of employment for any reason, a participating employee will have no right to purchase shares under the ESPP. In such event, we will pay the balance in the employee’s account to the employee or to his or her estate without interest. Neither payroll deductions credited to an employee’s account nor any rights with regard to the purchase of shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the employee, other than by the laws of descent and distribution.

New Plan Benefits

Because benefits under the ESPP will depend upon employee elections and the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by our executive officers and other employees if the ESPP is approved by our shareholders and implemented by HSNi.

Federal Income Tax Consequences

We intend that the ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code. Under the Code, we are deemed to grant employee participants in the ESPP an “option” on the first day of each purchase period to purchase as many shares of common stock as the employee will be able to purchase with the payroll deductions credited to his or her account during the purchase period. On the last day of each six-month purchase period, the purchase price is determined and the employee is deemed to have exercised the “option” and purchased the number of shares his or her accumulated payroll deductions will purchase at the purchase price. Neither the grant nor the exercise of an “option” to purchase shares under the ESPP will have any tax consequences to the employee participants or to HSNi.

The required holding period for favorable federal income tax treatment upon disposition of common stock acquired under the ESPP is the later of (1) two years after the option is deemed granted (the first day of the purchase period) or (2) one year after the option is exercised and the common stock is purchased (the purchase date). When the common stock is disposed of after the required holding period expires (a “qualifying disposition”), the employee realizes ordinary income to the extent of the lesser of (1) the amount by which the fair market value of the common stock at the time the option was granted exceeded the option price (as defined below) or (2) the amount by which the fair market value of the common stock at the time of the disposition exceeded the option price. The option price is equal to 85% of the lesser of the fair market value of the common stock on the first day of the purchase period or the fair market value of the common stock at the end of the purchase period; provided that the option price is not less than 75% of the fair market value at the end of the purchase period. The maximum amount of gain taxable as ordinary income is the amount of the discount measured as of the last day of the purchase period. If the sale price is less than the option price, there is no ordinary income and any loss recognized generally will be a long-term capital loss.

If an employee holds shares purchased under the ESPP at the time of his or her death, the required holding periods will automatically be deemed to have been satisfied and ordinary income must be realized by the employee to the extent of the lesser of (1) the amount by which the fair market value of the common stock at the time the deemed option was granted exceeded the option price or (2) the amount by which the fair market value of the common stock at the time of death exceeded the option price.

When an employee sells the common stock before the expiration of the required holding period (a “disqualifying disposition”), the employee recognizes ordinary income to the extent of the difference between the price actually paid for the common stock and the fair market value of the common stock at the date the option was exercised (the purchase date), regardless of the price at which the common stock is sold. Any additional gain recognized upon the disqualifying disposition will be a capital gain. The capital gain will be long-term if the employee held the shares more than 12 months. If the sale price is less than the fair market value of the common stock at the date of exercise, then the employee will have a capital loss equal to such difference.

Even though an employee must treat part of his or her gain on a qualifying disposition of the common stock as ordinary income, we may not take a business deduction for such amount. However, if an employee makes a disqualifying disposition, the amount of income that the employee recognizes as ordinary income qualifies as a business deduction for HSNi for the year of such disposition (subject to the provisions of Section 162(m) of the Code).

The foregoing summary of the federal income tax consequences in respect of the ESPP is for general information only. Different or additional rules may apply to individuals who are subject to income tax in a foreign jurisdiction or are subject to state and/or local income taxes. Participating employees will be urged to consult their own advisors as to specific tax consequences.

CORPORATE GOVERNANCE

Generally

Our Board of Directors is elected by the shareholders to oversee management in the conduct of HSNi’s business and to assure that the long-term interests of our shareholders are being served. The Board holds regularly scheduled meetings at least quarterly and as otherwise needed to consider corporate decisions requiring its attention and action. The Board has four standing committees: the Audit Committee, the Compensation and Human Resources Committee (also referred to as the Compensation Committee), the Governance and Nominating Committee (also referred to as the Governance Committee), and the Executive Committee. With the exception of the Executive Committee, each of the committees operates under a written charter which may be found on our website. The principal responsibilities of these committees are described below.

Code of Ethics and Corporate Governance Guidelines

The Board of Directors previously adopted a Code of Business Conduct and Ethics which is applicable to all employees of HSNi, including all of our named executive officers and directors. The code reflects our commitment to the conduct of our business affairs in accordance with not only the requirements of the law but also standards for ethical conduct that will maintain and foster our reputation for honest and straightforward business dealings.

The Board recently adopted Corporate Governance Guidelines to provide a flexible framework for the effective functioning of the Board of Directors. The guidelines address, among other things, the composition and functions of the Board of Directors, qualifications of Board and committee members, stock ownership guidelines and the process for the selection of new directors.

These documents are reviewed annually and amended as necessary or appropriate in response to changing regulatory requirements and evolving best practices. These documents, as well as other documents relating to corporate governance at HSNi, are available in the corporate governance section of our website, www.hsni.com. You may also obtain copies of these materials, free of charge, by sending a written request to HSN, Inc., Legal Department, 1 HSN Drive, St. Petersburg, FL 33729, Attn: Corporate Secretary.

Director Qualifications

The Board seeks members from diverse personal and professional backgrounds who combine a broad spectrum of experience and expertise. At a minimum, directors should also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors should also possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interest of the shareholders. While the company’s Corporate Governance Guidelines do not prescribe specific diversity standards, as a matter of practice, our Governance Committee takes into account the personal characteristics (e.g., gender, ethnicity and age) and experience (e.g., industry, professional and public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.

The Governance Committee believes that each of our directors has the qualities and skills that are necessary to effectively serve the Board of Directors. In addition, each of our directors has certain specific experience, qualities, attributes and/or skills that make him or her uniquely qualified to serve as a director of HSNi.

Our Director Nominations Process

Directors may be nominated by the Board of Directors or by shareholders in accordance with our By-Laws. The Governance Committee will, when appropriate, actively seek individuals qualified to become Board members, and solicit input on director candidates from a variety of sources, including current directors. As a matter of course, the Governance Committee will evaluate a candidate’s qualifications and review all proposed nominees, including those proposed by shareholders. While the Governance Committee may retain a third party to assist in the nomination process, it has not done so to date.

You can nominate a candidate for election to the Board by complying with the nomination procedures in our By-Laws. For an election to be held at an annual meeting of shareholders, nomination by a shareholder must be made by written notice delivered to the Corporate Secretary not less than 45 nor more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the first anniversary of the preceding year’s annual meeting or if we did not hold an annual meeting during the preceding year, notice must be delivered no later than the close of business on the later of (i) the 90th day prior to such annual meeting, and (ii) the 10th day following the day on which we publicly announce the date. In the case of the 2011 annual meeting of shareholders, notice must be delivered by no later than February 22, 2011.

A shareholder’s notice to the Corporate Secretary must be in writing and be delivered to HSN, Inc., Legal Department, 1 HSN Drive, St. Petersburg, Florida 33729, Attn: Corporate Secretary, and must include:

•	the name and address of the shareholder as they appear on our books;

•	the class, series, and number of securities that are owned by the shareholder;

•	any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder has the right to vote any shares;

•	the name, age and business address of each nominee proposed in the notice;

•	such other information concerning each nominee as must be disclosed with respect to director nominees in proxy solicitations under the proxy rules of the SEC; and

•	the written consent of each nominee to serve as a director, if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A shareholder’s compliance with these procedures will not require HSNi to include information regarding a proposed nominee in HSNi’s proxy solicitation materials.

Director Independence

It is the Board’s policy that a majority of the members of the Board shall be directors who are independent. Under applicable listing standards, the Board must determine the independence of its directors in light of their relationships with HSNi and in light of applicable listing standards. To determine independence, the Board uses the Nasdaq Marketplace Rules and reviews information obtained from director questionnaires, our records and publicly available information regarding relationships with HSNi. Following these determinations, management monitors transactions, relationships and arrangements that it has considered, as well as any new relationships, for developments that could affect its determinations.

The Board, upon advice of the Governance Committee, has determined that each of Messrs. Bousquet-Chavanne, Boyd, Follo, Martinez and Morse and Ms. Kugelman are independent.

This independence determination is analyzed annually in both fact and appearance to promote arms-length oversight.

Board Leadership Structure

Our Corporate Governance Guidelines do not require that we separate the roles of Chairman of the Board and Chief Executive Officer (“CEO”); however, we do currently separate these roles. The CEO is responsible for setting the strategic direction of HSNi and the day-to-day leadership and performance of the company. The Chairman is the Board’s principal liaison with management, with particular focus on public company reporting obligations and corporate governance matters. Our Chairman also provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board. We believe the current structure provides strong leadership for our Board, while also positioning the CEO as the leader of the company for our investors, employees and other stakeholders.

Shareholder Communications with the Board of Directors

Shareholders who wish to communicate with the Board of Directors or a particular director may send such communication to HSN, Inc., 1 HSN Drive, St. Petersburg, Florida 33729, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder, provide evidence of the sender’s stock ownership, and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s).

The Board of Directors and Committees

The Board

From January 1, 2009 through December 31, 2009, the Board met five times. Each of the members of the Board of Directors attended at least 75% of the meetings of the Board and the Board committees on which the director served. Although HSNi has no policy with respect to director attendance at annual meetings, it is anticipated that all Board members will attend the annual meetings of shareholders in person. All of the members of the Board were present at our 2009 annual meeting of shareholders.

The following table sets forth the members of each standing committee of the Board during 2009, the number of meetings held and the times that each such committee took action by written consent during fiscal 2009.

Name	Audit Committee	Compensation and Human Resources Committee	Executive Committee	Governance and Nominating Committee
Gregory R. Blatt	—	—	—	—
Patrick Bousquet-Chavanne*	—	X	—	—
Michael C. Boyd*	X	—	—	—
William Costello	—	—	—	—
James M. Follo*	Chair	—	—	X
Mindy Grossman	—	—	X	—
Stephanie Kugelman*	—	X	—	—
Arthur C. Martinez*	—	—	X	Chair
Thomas J. McInerney	—	—	X	—
John B. (Jay) Morse, Jr.*	X	Chair	—	—
Number of Meetings during fiscal 2009	9	7	0	1
Number of Written Consents during fiscal 2009	0	0	0	0

*	Independent Director

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements. The committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the effectiveness of our internal control over financial reporting, (3) the qualifications and independence of our independent registered certified public accounting firm, (4) the performance of our internal audit function and independent registered certified public accounting firm, and (5) our compliance with legal and regulatory requirements. The committee is also directly responsible for the appointment, compensation, retention and oversight of the independent registered certified public accounting firm.

The Audit Committee is also responsible for oversight over the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies. The Audit Committee reviews all related party transactions in accordance with the company’s formal written policy. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by company employees of concerns regarding accounting and auditing matters.

The Audit Committee must consist of no fewer than three members, all of whom must be independent in accordance with applicable listing standards and at least one member must be a “financial expert” as defined under SEC rules. The Audit Committee currently consists of Messrs. Boyd, Follo and Morse, with Mr. Follo serving as Chairman of the committee. The Board of Directors has determined that Mr. Follo and Mr. Morse are both “audit committee financial experts,” as such term is defined in applicable SEC rules.

Compensation and Human Resources Committee

The Compensation Committee exercises the powers of the Board of Directors pertaining to compensation and benefits, including incentive/bonus plans, stock compensation plans, retirement programs, insurance plans and salary matters relating to the compensation of the CEO and other executive officers. The Compensation Committee is responsible for periodically reviewing our incentive compensation arrangements to confirm that the design of incentive pay does not encourage unnecessary risk taking. The Compensation Committee also reviews the Compensation Discussion and Analysis contained in our proxy statement and prepares a report for inclusion in our proxy statement.

The Compensation Committee must consist of no fewer than two members, all of whom must be independent in accordance with applicable listing standards. In addition, at least two members must qualify as “outside” directors within the meaning of Section 162(m) of the Code. The Compensation Committee currently consists of Ms. Kugelman and Messrs. Morse and Bousquet-Chavanne, each of whom is independent and qualifies as an “outside” director within the meaning of Section 162(m) of the Code.

Executive Committee

The Executive Committee has all power and authority of our Board of Directors, except those powers specifically reserved to our Board of Directors by Delaware law or our organizational documents. The Executive Committee serves primarily as a means for addressing issues that may arise and require Board approval between regularly scheduled Board meetings.

The Executive Committee consists of Ms. Grossman and Messrs. Martinez and McInerney. During 2009, the committee did not meet and did not take any action.

Governance and Nominating Committee

This committee was originally established in August 2008 as the Nominating Committee and performed traditional nominating committee type functions. In December 2009, the committee and Board determined it was in our best interest to have a governance committee and revised the name and authority and responsibilities of this committee to include corporate governance and oversight. The Governance Committee oversees the identification and evaluation of director candidates, consistent with the criteria approved by the Board, and makes recommendations to the Board with respect to director nominees and the membership of the Board committees. The Governance Committee also reviews and recommends to the Board compensation and benefits for non-employee directors. The committee developed and annually evaluates our Corporate Governance Guidelines and Code of Business Conduct and Ethics. The committee also reviews and assesses the channels through which the Board receives information and the quality and timeliness of that information.

The Compensation Committee must consist of no fewer than two members, all of whom must be independent in accordance with applicable listing standards. In 2009, the Governance Committee consisted of Messrs. Follo and Martinez, both of whom are independent; however, in February 2010, Mr. Bousquet-Chavanne was added as a member of the committee. Each of the members is independent in accordance with applicable listing standards.

Other Committees

In addition to its standing committees, our Board of Directors may from time to time establish other committees of our Board of Directors, consisting of one or more of its directors.

The Board’s Role in Risk Oversight

Our management is responsible for the management and assessment of risk related to HSNi and its operations, including communication of the most material risks to the Board and its committees. It is the Board’s responsibility to oversee management in these efforts. In exercising its oversight, the Board of Directors has allocated some areas of focus to its committees and has retained areas of focus for itself. The Board has primary responsibility for oversight of the company’s strategic, operational, legal and regulatory and reputational risks. Our Audit Committee has primary responsibility for HSNi’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee is responsible for periodically reviewing incentive compensation arrangements to confirm that the design of incentive pay does not encourage unnecessary risk taking. In fulfilling these duties, each of the Board and committees receives regular reports from members of senior management on areas of material risk to the company. We believe our current Board leadership structure is appropriate and helps ensure proper risk oversight for HSNi.

Review and Approval of Related-Person Transactions

Under the Audit Committee’s charter, and consistent with Nasdaq rules, any material potential or actual conflict of interest or transaction between HSNi and any “related person” of HSNi must be reviewed and approved or ratified by the Audit Committee. SEC rules define a “related person” of HSNi as any HSNi director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of any of these persons.

In August 2008, our Board adopted a written Policy for the Review and Approval of Related-Person Transactions. The policy provides that any “related person” as defined above must notify the chair of the Audit Committee before becoming a party to, or engaging in, a potential related-person transaction that may require disclosure in our proxy statement under SEC rules, or if prior approval is not practicable, as soon as possible after engaging in the transaction. Based on current SEC rules, transactions covered by the policy include:

•	any individual or series of related transactions, arrangements or relationships (including but not limited to indebtedness or guarantees of indebtedness), whether actual or proposed;

•	in which HSNi was or is to be a participant;

•	the amount of which exceeds $120,000; and

•

in which the related person has or will have a direct or indirect material interest. Whether the related person has a material direct or indirect interest depends on the significance to investors of knowing the information in light of all the circumstances of a particular case. The importance to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved in the transaction are among the factors to be considered in determining the significance of the information to investors.

The Audit Committee chair has the discretion to determine whether a transaction is or may be covered by the policy. If the chair determines that the transaction is covered by the policy, then the full Audit Committee must review and approve it. The Audit Committee’s decision is final and binding. Additionally, the Audit Committee chair has discretion to approve, disapprove or seek full Audit Committee review of any immaterial transaction involving a related person (i.e., a transaction not otherwise required to be disclosed in the proxy statement).

In considering potential related-person transactions, the Audit Committee looks not only to SEC and Nasdaq rules, including the impact of a transaction on the independence of any director, but also to the consistency of the transaction with the best interests of HSNi and our shareholders. As the policy describes in more detail, the factors underlying these considerations include:

•	whether the transaction is likely to have any significant negative effect on HSNi, the related person or any HSNi partner;

•	whether the transaction can be effectively managed by HSNi despite the related person’s interest in it;

•	the purpose, and the potential benefits to HSNi, of the transaction;

•	whether the transaction would be in the ordinary course of our business; and

•	the availability of alternative products or services on comparable or more favorable terms.

Succession Planning

Reflecting the significance the Board attaches to succession planning, each year, the Board, together with the Chairman and CEO, reviews succession planning practices and procedures and provides the Board with a recommendation as to succession in the event of each senior officer’s termination of employment with HSNi for any reason. This process is enterprise-wide for senior leaders up to and including our CEO. Our Compensation Committee annually reviews the performance of the senior leaders to determine, among other things, their performance in their current position as well as their potential ability to succeed other executive officers. This information is then presented to the Board.

The full Board has the primary responsibility to develop succession plans for the CEO position. The Chairman and CEO provide an annual report to the Board assessing senior managers and their potential to succeed the CEO. This report is developed in consultation with our Executive Vice President of Human Resources and the chair of our Compensation Committee and includes contingency plans in the event of our CEO’s termination of employment with HSNi for any reason.

Director Compensation

General

HSNi does not compensate employees for service on the Board. Each non-employee member of our Board of Directors receives an annual retainer in the amount of $50,000. Each member of the Audit Committee and Compensation Committee (including their respective chairs) receives an additional annual retainer in the amount of $10,000. Each member of the Governance Committee receives an additional annual retainer in the amount of $5,000. The chair of each of the Audit Committee and Compensation Committee receives an additional retainer in the amount of $15,000.

In order to align the interests of our directors with those of our shareholders, a significant portion of the director fees are paid in the form of equity. Accordingly, each non-employee director also received a grant of restricted stock units, or RSUs, with a dollar value of $100,000 upon his or her initial election to the Board of Directors and will receive grants in the same amount annually thereafter upon re-election at our annual meeting of shareholders. The terms of these RSUs provide for (i) vesting in two equal annual installments commencing on the first anniversary of the grant date, (ii) cancellation and forfeiture of unvested units in their entirety upon termination of service on the Board and (iii) full acceleration of vesting upon a change in control of HSNi. Non-employee directors are also reimbursed for all reasonable expenses incurred in connection with attendance at Board and committee meetings.

Mr. Martinez serves as Chairman of the Board. For his services as Chairman, Mr. Martinez was originally provided an annual retainer of $350,000 per year and granted RSUs with a dollar value of $350,000 on identical terms as those described above. It was expected that a significant part of Mr. Martinez’s activities would be transitional in light of our spin-off from IAC, our former parent. As a result, in late 2009 the Board re-evaluated Mr. Martinez’s compensation arrangements following his first year of service and determined to reduce his compensation, effective October 1, 2009, to an annual retainer of $250,000 per year and an annual grant of RSUs with a dollar value of $250,000.

The Governance Committee has primary responsibility for establishing non-employee director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of our stock to further align directors’ interests with those of our shareholders. When considering non-employee director compensation arrangements, our management will provide the Governance Committee with information regarding various types of non-employee director compensation arrangements and practices of selected peer companies.

Deferred Compensation Plan for Non-Employee Directors

Under our Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their Board and committee fees. Eligible directors who defer all or any portion of these fees can elect to have such fees applied to the purchase of share units, representing the number of shares of our common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on the common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to serve as such, he or she will receive (i) with respect to share units, such number of shares of our common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or in up to five annual installments, as previously elected by the eligible director at the time of the related deferral election.

2009 Director Compensation

The following table sets forth information for the fiscal year ended December 31, 2009 regarding compensation of our non-employees directors:

Name	Fees Earned and Paid in Cash (1)	Stock Awards (2)(3)	Total
Gregory R. Blatt	$50,000	$100,009	$150,009
Patrick Bousquet-Chavanne	—	160,009	160,009
Michael C. Boyd	60,000	100,009	160,009
William Costello	—	150,009	150,009
James M. Follo	81,637	100,009	181,646
Stephanie Kugelman	60,000	100,009	160,009
Arthur C. Martinez	325,000	350,007	675,007
Thomas J. McInerney	56,115	100,009	156,124
John B. (Jay) Morse, Jr.	68,000	117,009	185,009

(1)	Includes fees with respect to which directors elected to defer and credit to a cash fund pursuant to our Deferred Compensation Plan for Non-Employee Directors, including accrued interest. Does not include fees with respect to which directors elected to defer and credit towards the purchase of share units.

(2)	Reflects the dollar amount for (i) the RSUs granted to the directors in 2009, and (ii) the share units credited to the journal-entry accounts of certain directors who elected to defer a portion of their 2009 fees towards the purchase of share units pursuant to our Deferred Compensation Plan for Non-Employee Directors.

(3)	For the year ended December 31, 2009, the non-employee directors described below were granted the aggregate number of RSUs and, in certain cases, share units issued in lieu of fees, in each case under our Deferred Compensation Plan for Non-Employee Directors:

Name	RSUs and Share Units Earned as Director Compensation
Gregory R. Blatt	10,289
Patrick Bousquet-Chavanne	16,291
Michael C. Boyd	10,289
William Costello	15,291
James M. Follo	10,289
Stephanie Kugelman	10,289
Arthur C. Martinez	36,009
Thomas J. McInerney	10,289
John B. (Jay) Morse, Jr.	11,990

Report of the Audit Committee

Management is responsible for our internal controls and financial reporting process. Management is also responsible for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles and applicable rules and regulations. Ernst & Young LLP, the company’s independent registered certified public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing reports thereon.

The Audit Committee is responsible for monitoring the effectiveness of our internal control over financial reporting and the integrity of our financial statements. The Audit Committee is also responsible for oversight over the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies. The Audit Committee reviews all related party transactions in accordance with the company’s formal written policy. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by company employees of concerns regarding accounting and auditing matters.

In fulfilling its obligations, the Audit Committee met nine times in 2009 and held discussions with management, the company’s internal auditor and the company’s independent registered certified public accounting firm, both collectively and independently. The Audit Committee appointed our independent registered certified public accounting firm and pre-approved all audit and non-audit services to be performed by Ernst & Young LLP. The committee discussed with our independent accounting firm the overall scope and plans for the independent audit. The Audit Committee regularly received reports from and met with management, internal audit and the independent accounting firm. The Audit Committee has reviewed and discussed the audited consolidated financial statements of HSNi for the fiscal year ended December 31, 2009 with management and Ernst & Young LLP. The Audit Committee also reviewed HSNi’s quarterly financial statements with management and Ernst & Young LLP. The committee discussed HSNi’s interim financial information contained in each quarterly earnings announcement with HSNi’s Chief Financial Officer and Controller and Ernst & Young LLP prior to public release.

In performance of its duties, the Audit Committee regularly met separately with our independent registered certified public accounting firm, with and without management present, to discuss the results of their examinations, including the integrity, adequacy, and effectiveness of the accounting and financial reporting process and controls, and the overall quality of our reporting. In addition to discussing key areas, management, internal audit and the independent accounting firm also made presentations to the Audit Committee on specific topics of interest, including the audit process and methodology, and SEC guidance and methodologies utilized by management for significant policies and accounting estimates.

In addition, the committee reviewed and discussed HSNi’s compliance with the requirements of the Sarbanes-Oxley Act of 2002 with respect to internal control over financial reporting. The Audit Committee also reviewed and discussed, together with management and the independent registered certified public accounting firm, the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered certified public accounting firm’s audit of internal control over financial reporting.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T, “Communication with Audit Committees.” The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required pursuant to Rule 3526 of the Public Company Accounting Oversight Board “Communication with the Audit Committees Concerning Independence,” and the Audit Committee has discussed with Ernst & Young LLP their firm’s independence. In addition, the committee considered whether the non-audit services provided by the independent accounting firm could impair its independence and concluded that such services would not.

Based on its review and the meetings, discussions and reports described above, and subject to the limitations of its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for HSN, Inc. for the fiscal year ended December 31, 2009 be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Members of the Audit Committee

James M. Follo (Chairman)

Michael C. Boyd

John B. Morse, Jr.

Compensation Committee Interlocks Insider Participation

None of the members of the Compensation Committee is, or was during the last completed fiscal year, an employee or officer of HSNi or a former employee of HSNi, nor did any of them have any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, or the Exchange Act. In addition, during the last completed fiscal year, none of our executive officers have served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of our Board or the Compensation Committee.

Report of the Compensation and Human Resources Committee

The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated by the SEC and set forth in this proxy statement. The Compensation Committee has reviewed and discussed with management the company’s incentive compensation arrangements to confirm that the design of incentive pay does not encourage unnecessary risk taking. Based upon its review and the discussions referred to above, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation and Human Resources Committee

John B. Morse, Jr. (Chairman)

Patrick Bousquet-Chavanne

Stephanie Kugelman

MANAGEMENT

Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of March 31, 2010.

Name	Age	Position(s)
Mindy Grossman	52	Chief Executive Officer and Director of HSNi
Judy A. Schmeling	50	Executive Vice President and Chief Financial Officer of HSNi
Gregory J. Henchel	42	Executive Vice President, General Counsel and Secretary of HSNi
Lisa A. Letizio	47	Executive Vice President, Human Resources of HSNi
Barbara Lynne Ronon	57	Executive Vice President, Merchandising of HSN

Mindy Grossman’s biography is set forth under the heading “Proposal 1—Election of Directors.”

Judy A. Schmeling has served as Executive Vice President and Chief Financial Officer of HSNi since completion of the spin-off in August 2008. Prior to that, she served as Executive Vice President and Chief Financial Officer of HSN, when it was IAC Retailing, a position she held since February 2002. Ms. Schmeling has held positions of increasing responsibility since joining HSN in September 1994. From November 1999 to February 2002, Ms. Schmeling served as Senior Vice President, Finance; from January 2001 to February 2002, served as Chief Operating Officer of HSN’s international operations and from January 1998 to November 1999, as Vice President, Strategic Planning and Analysis. Ms. Schmeling served as Director of Investor Relations and Operating Vice President, Finance of HSN from September 1994 to January 1998 during the time in which HSN was a separately traded public company. Prior to joining HSN, Ms. Schmeling was Managing Director of Tunstall Consulting, Inc., a corporate financial planning firm, from 1986 to 1994. Ms. Schmeling began her career at Deloitte & Touche, an international public accounting firm where she held various positions from 1982 to 1986.

Gregory J. Henchel has served as Executive Vice President, General Counsel and Secretary of HSNi since February 2010. Prior to joining HSNi, Mr. Henchel was Senior Vice President and General Counsel of Tween Brands, Inc. from October 2005 to February 2010. Mr. Henchel served as the company’s Secretary since August 2008. From May 1998 to October 2005, Mr. Henchel served Cardinal Health, Inc., a global medical device, pharmaceutical and healthcare technology company, as Assistant General Counsel (2001-2005) and Senior Litigation Counsel (1998-2001). Prior to his service at Cardinal Health, Mr. Henchel was an associate with the law firm of Jones Day from September 1993 to May 1998.

Lisa A. Letizio has served as Executive Vice President, Human Resources of HSNi since completion of the spin-off in August 2008. Prior to that, she served as Executive Vice President, Human Resources of HSN since 1998. In this capacity, Ms. Letizio oversees the Human Resources team for all of HSNi, which includes both the HSN and the Cornerstone operating segments. Previously, Ms. Letizio spent six years as Vice President of Human Resources for the Timberland Company, a company listed on the New York Stock Exchange and recognized as a global leader in the design and marketing of premium-quality footwear, apparel and accessories with approximately 6,000 full and part-time employees worldwide. Ms. Letizio also serves on the Board of Big Brothers Big Sisters serving Pinellas, Citrus and Hernando counties in Florida.

Barbara Lynne Ronon has served as Executive Vice President, Merchandising of HSN since October 2007. Prior to joining HSN, Ms. Ronon was Senior Vice President North Asia for Burberry from December 2003 to September 2007. From November 2001 to July 2003, Ms. Ronon worked at Lane Crawford, a luxury department store based in Hong Kong. Ms. Ronon served as a consultant to Lane Crawford from 2001 to 2002 and then as Senior Vice President Commercial between 2002 and 2003. Prior to her tenure with Lane Crawford, Ms. Ronon held various positions at Saks Fifth Avenue from August 1986 to August 2001, including Senior Vice President Chief Merchant from 2000 to 2001, Senior Vice President General Merchandise Manager from 1995 to 2000, Vice President Divisional Merchandise Manager from 1987 to 1995, and Buyer for Petites from 1986 to 1987. Prior to Saks Fifth Avenue, Ms. Ronon held various positions at Gimbels East in New York and Philadelphia.

There is no family relationship between any of directors or executive officers of HSNi.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee is responsible for reviewing and approving the design and overseeing the administration of our compensation program. The Compensation Committee also reviews and approves the annual compensation and compensation procedures for our “named executive officers.” Our named executive officers, as determined as of December 31, 2009 under applicable SEC rules, are listed below.

Name	Title
Mindy Grossman	Chief Executive Officer
Judy A. Schmeling	Chief Financial Officer
Barbara Lynne Ronon	Executive Vice President of Merchandising

Since the spin-off in August 2008, our senior management has worked with the Compensation Committee to establish our compensation philosophy and to design programs to align compensation with business objectives and performance for future periods. The Compensation Committee’s goal is to ensure that a significant amount of the total compensation paid to our named executive officers, who have the greatest influence over our performance, is performance based. The programs are also designed to ensure that compensation awards vest in a manner that rewards consistent performance over time and facilitates the retention of our key employees. Each year the Compensation Committee evaluates the programs and determines appropriate payments and awards to our named executive officers based on HSNi’s and their performance.

Philosophy and Objectives

HSNi operates in the fast-paced and highly competitive retail environment. To be successful, we must be able to attract and retain management that thrives in this environment. At the same time, we are committed to achieving long-term sustainable growth and increasing shareholder value. Generally, our executive officer compensation programs are designed to increase long-term shareholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable us to meet our growth objectives. Management and the Compensation Committee have worked with outside consultants to develop compensation programs that reward the performance, behaviors and culture that we believe will drive long-term success.

The compensation programs were designed with the following objectives in mind:

•

offer total compensation opportunities that are competitive with identified peer companies and other select organizations with whom HSNi competes for executive talent in order to attract and retain talent;

•	create clear targets for individuals that encourage both the achievement of long-term and short-term goals;

•	provide an appropriate link between compensation and creation of shareholder value through awards tied to HSNi’s achievement of certain key financial metrics;

•	reflect HSNi’s commitment to a strong team-based culture and focus on overall company performance by linking compensation to the financial results of business units or HSNi as a whole;

•	promote a long-term commitment to HSNi through the vesting schedules of equity awards and certain performance cash bonuses;

•

ensure that compensation paid to HSNi’s named executive officers, to the extent practicable, qualifies as deductible for federal income tax purposes under Section 162(m) of the Code, unless there is a valid reason in the judgment of the Compensation Committee to forego tax deductibility; and

•	be easily understood by program participants so as to encourage and facilitate achievement of goals.

HSNi’s compensation programs have also been designed with features that discourage executives from taking unnecessary risks that would threaten the health and viability of the company. For our named executive officers, at least 80% of the short-term incentive awards are based on company-wide or business unit financial performance. Long-term incentive compensation, which represents the most significant element of executive officer pay, is also based primarily on financial performance and is designed to ensure that executives have a strong incentive to create long-term shareholder value.

Peer Group

The Compensation Committee believes that it is necessary to consider market data in making compensation decisions in order to attract and retain talent. The committee also recognizes that at the executive level, we compete for talent against larger global companies. As a result, in 2008, we utilized Towers Watson, formerly known as Towers Perrin, to create a list of reference companies from which we recruit talent and to evaluate our forms of compensation (e.g., salary, bonus and short and long-term incentives) relative to those companies. The initial reference group of companies consists of publicly traded companies in two peer groups (technology companies and retail companies) that consist of the following companies:

Technology Peer Group:	Retail Peer Group:
Amazon.com, Inc.	Abercrombie & Fitch Co.
Apple, Inc.	AnnTaylor Stores Corporation
The Walt Disney Company	bebe stores, inc.
eBay, Inc.	Chico’s FAS, Inc.
Liberty Media Interactive	Coach, Inc.
Scripps Networks Interactive, Inc.	Foot Locker, Inc.
ValueVision Media, Inc.	The Gap, Inc.
J. Crew Group, Inc.
Limited Brands, Inc.
Nike, Inc.
Polo Ralph Lauren Corporation
Starbucks Corporation
The Talbots, Inc.
Tiffany & Co.
Williams-Sonoma, Inc.

Factors generally considered in deciding whether a company should be included in a peer group, include:

•	the nature of the primary line of business of the company;

•	the size of the company in terms of revenue and market capitalization; and

•	whether we compete with the company for executive talent.

To ensure that these peer groups continue to reflect the markets in which we compete for executive talent, the Compensation Committee reviews the peer groups annually. In February 2010, when the Compensation Committee conducted its annual review of the group, it made no changes. The Compensation Committee prefers to keep the group substantially consistent from year to year to produce more consistent compensation benchmarking.

Although we considered the compensation packages and programs offered by the companies in these peer groups for purposes of evaluating our own compensation program, we made adjustments to our program based on qualitative factors, such as: the size, scope and complexity of the business of those companies.

Roles and Responsibilities

The Compensation Committee was appointed by the Board of Directors to exercise all powers of the Board with respect to matters pertaining to compensation and benefits, including but not limited to, incentive/bonus plans, stock compensation plans, retirement programs and insurance plans and salary matters relating to our executive officers.

Senior management, led by our Executive Vice President of Human Resources, generally recommends compensation programs applicable to all executive officers and presents these to the Compensation Committee for review, comment and approval. With respect to the compensation for our named executive officers, the Compensation Committee may seek input from outside advisors. In that case, our Executive Vice President of Human Resources acts as a resource for historical and peer group information and facilitates communication between the committee and the outside advisors. In addition, our Executive Vice President of Human Resources also plays an active role in developing proposed compensation packages for any new executive officers and determining executive officers’ total compensation, including recommendations for annual compensation reviews. Recommendations are presented to the Compensation Committee for final approval. Our CEO, Chief Financial Officer and Executive Vice President of Human Resources regularly attend the Compensation Committee’s meetings to provide perspectives on the competitive landscape, the needs of the business, information regarding HSNi’s performance, and technical advice. However, these officers are not permitted to participate in the discussion and determination of their own specific compensation.

Our CEO generally plays an advisory role to the Compensation Committee during this process. Our CEO works with our Executive Vice President of Human Resources and Chief Financial Officer to assist the Compensation Committee in establishing company-wide compensation programs, including the structure of bonus and equity programs and in establishing appropriate company-wide bonus and equity pools. At year-end, the CEO meets with the committee and discusses her views of corporate and individual executive officer performance for the prior year and her recommendations for appropriate compensation packages for the individual executive officers other than herself. The CEO and the Compensation Committee discuss each individual recommendation. Following such discussion, the Compensation Committee typically meets without the CEO and discusses the CEO’s recommendations, as well as any information provided by the compensation consultant concerning peer group comparisons and industry trends and makes the ultimate compensation decisions.

Use of Outside Advisors

In 2008, after a recommendation from management and approval of the Compensation Committee, HSNi first engaged Towers Watson to assist in the evaluation of our compensation programs and the development of new and improved short-term and long-term incentive programs. Towers Watson is a compensation consulting firm that has particular expertise in executive compensation matters. Towers Watson assisted senior management of HSNi in designing the plan and collecting market data. Towers Watson met with the Compensation Committee to report its findings and make recommendations. Additionally, on occasion, Towers Watson has provided support to the Compensation Committee and met with the members of the Compensation Committee in executive session.

In 2009, the Compensation Committee worked with Towers Watson to assist in the evaluation of the appropriate performance metrics under our short-term incentive program as well as our long-term incentive programs, particularly as it relates to the long-term incentive compensation for our CEO and the senior executives responsible for our Cornerstone business segment. In this regard, Towers Watson assisted senior management of HSNi in collecting market data, making recommendations and designing programs to be effective in 2010.

Pursuant to the Compensation Committee charter, the Compensation Committee has sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation, including Towers Watson, and has sole authority to approve the terms and conditions of the consultant’s retention and the consultant’s compensation. In compliance with its charter, the committee approved the engagement of Towers Watson and has approved the fees paid to Towers Watson for work completed prior to December 31, 2009. Payments to Towers Watson in 2009 did not exceed $120,000.

Elements of Compensation

The key elements of HSNi’s compensation program are base salary, short-term incentive compensation in the form of annual bonuses and long-term incentive compensation in the form of equity awards and performance cash. The compensation program also includes some minor perquisites and benefits but these are not significant elements of compensation. Prior to making specific decisions related to compensation, we determine which element or combination of compensation elements could be used most effectively to further our compensation objectives.

The following table outlines our objectives for each of the principal components of executive compensation:

Compensation Element	Form	Fixed or Variable	Objectives
Base Salary	Cash	Fixed	• Serves as attraction and retention tool • Rewards individual performance

Short-Term Incentive Program	Cash	Variable	• Rewards achievement of annual operating plan • Provides appropriate link between compensation and creation of shareholder value

Long-Term Incentive Program	Equity and Performance Cash	Variable	• Serves as attraction and retention tool • Aligns interests with shareholders • Rewards for maintaining and increasing earnings per share and enhancing long-term value

A significant portion of the compensation program for our executive officers is variable. This means that it is contingent upon the company and the individual achieving specific results that are essential to our long-term success and growth in shareholder value. The Compensation Committee has not established a specific formula for the allocation of fixed and variable compensation components. In general, though, a large percentage of executive officers’ compensation is variable, with the CEO having the largest percentage of variable compensation. The Compensation Committee believes this approach directly aligns our executive officers with shareholder interests and is reflective of their greater responsibilities.

Salary

Base salary is the fixed portion of executive pay and is set to compensate individuals for their expected day-to-day performance. Salary is the most fundamental of all our compensation program elements. Providing a competitive salary to our executives is essential to achieving our objective of attracting and retaining talent and rewarding executives’ current contributions for their expected day-to-day performance.

HSNi negotiates a new executive officer’s starting salary upon arrival, typically based on the executive’s prior compensation history, HSNi’s prior compensation levels for the particular position, salary levels of other executives within HSNi, salary levels available to the individual in alternative opportunities, reference to certain survey information and the extent to which HSNi desires to secure the executive’s services. Once established, salaries can increase based on the assumption of additional responsibilities, internal equity, periodic market checks and other factors which demonstrate an executive’s increased value to HSNi. Our strategy for base salary is to target annual base salary of each of our executive officers at median levels relative to our peer group, although individual officer salaries may be above or below those targets.

The committee annually reviews and approves the compensation package of each named executive officer. The committee considers an individual’s qualifications and experience in setting our executives’ initial base salary, including those executive officers who are hired from the outside and those who are promoted from within. In determining base salary amounts and increases, the committee considers the size and responsibility of the individual’s position, the business unit’s overall performance, the individual’s overall performance and future potential and the base salaries and merit increases paid by competitors to employees in comparable positions.

Short-Term Incentive Program

Our short-term incentive program, or STIP, is designed to reward achievement of our annual operating plan. The STIP is payable in the form of annual bonuses and is provided for and administered under our Second Amended and Restated 2008 Stock and Annual Incentive Plan, as amended, which was approved by our shareholders. The amount payable each year is based on the extent to which certain pre-established performance goals are achieved during the year and is “at risk” because the company must achieve certain performance goals established by the Compensation Committee for the executive officers to receive an annual incentive bonus. This short-term incentive program is designed to motivate our executive officers to continuously improve company performance. The program aligns a portion of executive compensation with key business and financial targets and, as a result, provides a valuable link between compensation and creation of shareholder value. Due to its variable nature, and because in any given year bonuses have the potential to make up a significant portion of an executive officer’s total compensation, the bonus program provides an important incentive tool to achieve our annual performance objectives.

HSNi awards annual bonuses based primarily on the achievement of specific financial performance goals. According to our stock and annual incentive plan, performance goals may be based on a wide variety of business metrics. For 2009, the annual performance bonus for our CEO was based on established targets for the performance measures HSNi Free Cash Flow and HSNi Adjusted EBITDA. For our other named executive officers annual performance bonuses were based on established targets for HSNi Free Cash Flow and HSNi Adjusted EBITDA as well as for individual performance. These same measures were used for all of our senior leaders.

For 2009, the committee established a bonus target of 100% of annual base salary for our CEO and 50% of annual base salary for all other named executive officers. For our CEO, we utilize two specific financial performance metrics to evaluate performance with 50% allocated to Free Cash Flow and 50% allocated to Adjusted EBITDA. This was designed to ensure that the payment of a short-term incentive to the CEO is entirely “performance-based” compensation and deductible pursuant to Section 162(m) of the Code. For all other named executive officers, we utilize three components in the following manner: 40% towards HSNi Free Cash Flow, 40% towards HSNi Adjusted EBITDA and 20% towards individual performance. During 2009, at least one of the two financial performance measures must have been achieved at a threshold of 70% or no short term bonus would be earned.

When the Compensation Committee established these performance metrics for the fiscal year ended December 31, 2009, the committee believed that these were the best measures of short-term results since they are widely followed by the investment and analyst communities and can be influenced by management in the short to intermediate term. The committee also believed that the 2009 performance goals represented an appropriate and substantial degree of difficulty for achieving a payout, particularly in light of the very challenging macro-economic and retail environments. For the year ended December 31, 2009, the company was able to exceed these performance goals despite this very challenging environment.

For the fiscal year ending December 31, 2010, the Compensation Committee determined that the annual performance bonus for all executive officers (other than the CEO) would be based on Adjusted EBITDA and individual performance and that Free Cash Flow would no longer be a specific financial performance metric for purposes of awarding annual incentive compensation. For 2010, the financial performance metric must be achieved by a threshold equal to the greater of 80% of target or prior year actual or no short-term bonus would be earned. For our CEO, the annual performance bonus will be based entirely on Adjusted EBITDA. The Compensation Committee determined this change was appropriate since most executives have influence over Adjusted EBITDA and its cash flow impact, more so than measurements that impact other components of cash flow such as working capital. For certain executives, Free Cash Flow and working capital metrics that they are able to influence will continue to be a component for purposes of evaluating individual performance. The

Compensation Committee also reviewed the payout levels under the short-term incentive program and determined that, in order to maintain a competitive advantage in the market and with companies with which we compete for talent, the company should establish an additional level between the target for the CEO and the target for other named executive officers.

As a result of the changes approved by the Compensation Committee, for the year ending December 31, 2010, the short-term incentive program target and performance measures for each of our named executive officers shall be as described below:

		Performance Measures
Officer	STIP Target (1)	Adjusted EBITDA	Individual Performance
CEO	100%	100%	0%
CFO	75%	80%	20%
Other NEOs	60%	80%	20%

(1)	STIP Target is a percentage of base salary as of September 30th of the company’s fiscal year.

The performance measures, performance ranges and payout levels are described in more detail below.

Performance Measures		Threshold	Target	Maximum
EBITDA	Performance Range	The greater of 80% of target or prior year actual	100%	120%
	Payout Level	50%	100%	200%
Individual Performance	Performance Range	EBITDA achievement of the greater of 80% of target or prior year actual	EBITDA achievement at 100% of target	EBITDA greater than 100% of target
	Payout Level	50%	125%	125%

While individual performance for named executive officers (other than the CEO) will also be based on achievement of the Adjusted EBITDA target, the Compensation Committee may apply negative discretion to reduce the payout based on the individual performance component, if appropriate.

All payments under the short-term incentive program are subject to the Compensation Committee’s ability to apply negative discretion and reduce the pay out, as appropriate. All payments under the short-term incentive program are also contingent upon the named executive officer being employed by HSNi on the date payment is made.

Long-Term Incentive Program

HSNi believes that ownership shapes behavior and that by providing a meaningful portion of an executive officer’s compensation in stock-based compensation, an executive’s interests are aligned with the shareholders’ interests in a manner that drives better performance over time. In establishing this program and setting goals and award levels, the other predominant objective is to provide the person with effective retention incentives by granting awards with cliff-vesting.

Appropriate levels to meet these goals may vary from year to year and from individual to individual, based on a variety of factors. The Compensation Committee determines the award opportunity level for each executive officer based on the individual’s responsibility level and potential within our company, competitive practices, the number of shares available for grant, individual and company performance and the market price for our common stock.

The CEO’s employment agreement, which runs through January 31, 2012 and was approved by IAC prior to the spin-off, provides for long-term incentive compensation. In December 2009, after consultation with Towers Watson, the Compensation Committee agreed to align the CEO’s long-term compensation with that of the other named executive officers. As a result, in February 2010, the Compensation Committee recommended that the Board of Directors replace Ms. Grossman’s existing long-term incentive plan as described in her employment agreement with an award opportunity under our existing long-term incentive program as described herein. In February 2010, the Board approved this recommendation. As a result, subject to Ms. Grossman executing an appropriate amendment to her employment agreement, in 2010, Ms. Grossman will participate in the long-term incentive program on the same terms as the other named executive officers, with one exception. Ms. Grossman’s long-term incentive compensation would be paid entirely in the form of stock-settled SARs to ensure that such compensation remains within the deduction limit of Section 162(m). See “Impact of Tax and Accounting Issues” below for a more detailed discussion of these tax issues.

HSNi’s long-term incentive program, or LTIP, uses a combination of three components to deliver long-term incentives. Stock-settled SARs and RSUs are issued at the beginning of the performance year. The number of stock-settled SARs and RSUs awarded is calculated at a target percentage of base salary. The exercise price of the SARs is calculated using the fair market value on the date of grant. The SARs will vest annually over a three-year term and expire ten years from the date of grant. RSUs will vest in full on the third anniversary of the date of grant. Performance cash is payable at the end of a three-year vesting period contingent upon HSNi achieving a one-year adjusted earnings per share, or Adjusted EPS, target. The performance measure, performance range and payout levels for performance cash are described below.

Performance Measure		Threshold	Target	Maximum
Adjusted EPS	Performance Range	The greater of 80% of target or prior year actual	100%	120%
	Payout Level	50%	100%	200%

Unvested performance cash payments are forfeited upon termination of employment. However, in the event of a “change in control” (as defined in the Plan) an executive may be entitled to performance cash, under certain circumstances. If the change in control occurs before the completion of both the performance period and the vesting period and the executive is terminated within 12 months of the change in control, the participant shall be eligible to be paid out the performance cash award at the target value but prorated for the number of months completed in the performance period. If the change in control occurs after the completion of the performance period but before completion of the vesting period, executive shall be paid the performance cash award at the appropriate payout level as shown above with such payment being made as soon as practicable following the change in control.

Summary

As a result of these changes in the long-term incentive compensation and short-term incentive compensation programs, a significant portion of the executive officers’ compensation is weighted towards variable compensation. The Compensation Committee believes that allocation of a significant portion of total compensation to variable compensation will encourage our executives to take appropriate risks aimed at improving company performance and building long-term shareholder value as well as encourage our executives to remain committed to the growth of our organization for the long-term.

Types of Awards

As described above, under the Plan, the Compensation Committee may grant a variety of long-term incentive vehicles, including stock options, RSUs, SARs and performance cash. Following is a general description of each of these vehicles.

Restricted Stock Units. RSUs are a promise to issue shares of our common stock in the future provided the recipient remains employed with us through the award’s vesting period. RSU awards generally cliff vest over a three-year period or ratably vest over a five-year period. Unvested RSUs are generally forfeited upon termination of employment. As a result, RSUs are intended to retain key employees, including the named executive officers. RSUs provide the opportunity for capital accumulation and long-term incentive value.

Stock Appreciation Rights. SARs are similar to traditional stock options, except, upon exercise, holders of SARs will only receive a value equal to the spread between the current market price per share of our common stock and the exercise price. SARs may be settled in cash or stock; HSNi plans to settle SARs in HSNi securities. The exercise price for awards granted under the Plan is required to be priced at, or above, the fair market value of our common stock at the date of grant. Awards typically vest annually over a three-year term.

Performance Cash. An award of performance cash is typically based on the company’s achievement of a specific financial metric in the immediately following year but paid thereafter, assuming the recipient remains employed with the company through the award’s vesting period. Awards of performance cash typically vest in full upon expiration of a three-year term commencing at the beginning of the performance period. Performance cash, as utilized by the company, is a performance and retention driven award calculated as a percentage of base salary.

Stock Options. Options reward participants for long-term appreciation in HSNi’s stock price. Although the options are given a value at the date of grant for financial reporting purposes, the actual value of the options to the participant is entirely based on future increases in our stock price. If the stock price does not increase over the term of the option, the participant receives no value. Stock options were utilized by the company’s former parent company prior to the spin-off. We do not currently issue stock options as part of our short-term or long-term incentive programs; however, we may do so in the future if appropriate.

Other Compensation

We provide certain executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with industry norms and position levels. These personal benefits do not have a relationship to other compensation levels. They are provided in order to enable us to attract and retain these executives. The committee periodically reviews the levels of these benefits provided to our executive officers.

Under limited circumstances, our executive officers have received non-cash and non-equity compensatory benefits. The values of these benefits are reported under the heading “Other Annual Compensation” in this proxy statement pursuant to applicable rules, and are generally considered in determining overall compensation levels. For example, Ms. Grossman, who lived in New York in 2009 but spent the majority of her professional time at our headquarters in Florida, received reimbursement of her travel expenses as well as certain of her Florida living expenses, along with a tax “gross-up” of certain of these expenses. Despite the fact that we reported these reimbursements as compensation in 2009, we do not believe Ms. Grossman received a personal benefit as a result of such reimbursements, as they merely compensate her for the incremental expense of commuting to and working in Florida, while her family resided in New York. Ms. Grossman relocated to Florida in 2010 and will be eligible for relocation expense reimbursement under the terms of her employment agreement.

Effective January 1, 2009, under the HSN, Inc. Retirement Savings Plan (401k), we reduced the employer matching contributions to $0.10 on every $1.00 up to a maximum of the first 6% of employee contributions (excluding catch-up contributions allowable by the plan). The value of this benefit to executive officers is reported under the heading “Other Annual Compensation” in the Summary Compensation Table. Effective April 1, 2010, we increased the employer matching contributions to $0.25 on every $1.00 up to a maximum of the first 6% of employee contributions (excluding catch-up contributions allowable by the plan).

Post-Termination Compensation and Benefits

We believe that a strong, experienced management team is essential and in the best interests of HSNi and our shareholders. In addition, we recognize that the possibility of a change in control could arise and that such an event could result in the departure of the named executive officers to the detriment of HSNi and its shareholders. As a result, historically we had entered into employment agreements with each of our named executive officers in order to retain qualified executive officers and to minimize employment security concerns. However, effective November 17, 2009, we adopted a Named Executive Officer and Executive Vice President Severance Plan applicable to certain executives. The plan formalizes and standardizes our severance practices for our most senior executive officers and was adopted in lieu of issuing new employment agreements. The plan applies to all “named executive officers” excluding Ms. Grossman who has a severance arrangement pursuant to her employment agreement. As a result, we have terminated the employment agreements with our most senior executive officers (other than Ms. Grossman). Adoption of the severance plan was approved by the Compensation Committee. Please refer to the section entitled “Payments Upon Termination or Change of Control” for specific details regarding post-termination compensation and benefits.

Executives covered by the severance plan will generally be eligible to receive severance benefits in the event of a termination by the company without Cause (as defined under the Named Executive Officer and Executive Vice President Severance Plan) or by the executive for good reason. The severance benefits increase if the termination is within 12 months following a change in control.

Vesting of Awards Upon Change-in-Control

The Compensation Committee determined to include double-trigger change-in-control provisions in each of the award agreements. Upon a change-in-control and a termination of employment for other than cause within one year of the change-in-control, the unvested portion of the outstanding RSU, SAR and option awards will vest. The purpose of this accelerated vesting is to ensure that we retain our named executive officers prior to and through a change-in-control.

Impact of Tax and Accounting Issues

The Compensation Committee also considers and evaluates the impact of applicable tax laws with respect to compensation paid under our plans, arrangements and agreements.

For instance, with certain exceptions, Section 162(m) of the Code limits our deduction for compensation in excess of $1 million paid to certain covered employees (generally our named executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m). While the Compensation Committee generally intends to structure and administer our Plan and the related programs so as to not be subject to the deduction limit of Section 162(m), the Compensation Committee may from time to time, approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs and remain competitive in the marketplace. As a way to mitigate this, only the Chief Financial Officer, Executive Vice President of Merchandising, Executive Vice President of Human Resources and Executive Vice President and General Counsel have an individual performance component for their short-term incentive program that is weighted at 20% of the target, with a maximum payout level of 125% for achievement on individual performance goals.

For the year ended December 31, 2009, approximately $642,000 of compensation expense will be non-deductible under Section 162(m) of the Code. This primarily relates to compensation arrangements entered into with, and awards granted to, our CEO prior to the spin-off. The company works with the Compensation Committee to evaluate whether compensation arrangements will be structured and administered so as to not be subject to the deduction limit of Section 162(m).

2009 Compensation Actions

In February 2009, we established the performance measures and bonus targets for each of our named executive officers for the year ended December 31, 2009. The actual bonus amounts paid to our named executive officers for fiscal 2009 are specifically described in the Summary Compensation Table below. The annual bonuses paid to our named executive officers for the year ended December 31, 2009 ranged from 86% to 191% of base salaries. This was primarily the result of our strong performance in 2009 despite the very challenging macro-economic and retail environment. The Compensation Committee believes that the annual bonuses awarded achieved the committee’s objectives for our short-term incentive program by rewarding the short-term effort and performance of each of these executives and aligning executive compensation with annual performance.

Effective November 17, 2009, we adopted a Named Executive Officer and Executive Vice President Severance Plan applicable to our most senior executives, other than our CEO, and adopted an Executive Severance Plan applicable to our other senior leaders. These plans formalize and standardize our severance practices for our most senior officers and our senior leaders and were adopted in lieu of issuing new employment agreements. Neither plan applies to our CEO, who has a severance arrangement pursuant to her employment agreement. Adoption of the plans was approved by our Compensation and Human Resources Committee.

In 2009, we retained Towers Watson to assess the competitiveness of the compensation structure for our CEO and to identify potential structure changes for 2010, including pay levels and long-term incentive compensation. Competitive market data was considered from three market perspectives: (1) publicly disclosed data for selected retail industry peers; (2) published and proprietary survey data for retail companies; and (3) published and proprietary survey data for general industry companies. Based on the results of its analysis, Towers Watson recommended that the Compensation Committee modify the CEO’s long-term incentive compensation to, among other things, align the CEO’s long-term incentive compensation with that of the other named executive officers. As a result, in December 2009, the Compensation Committee recommended that Ms. Grossman’s existing long-term incentive plan as described in her employment agreement be replaced with an award opportunity under the company’s existing long-term incentive program described above. This recommendation was subsequently approved by our Board of Directors. As a result, subject to Ms. Grossman executing an appropriate amendment to her employment agreement, Ms. Grossman will participate in the company’s long-term incentive program on generally the same terms as those offered to the other named executive officers.

In December 2009, the Compensation Committee determined that, for the fiscal year ending December 31, 2010, for all named executive officers other than the CEO, 80% of annual performance bonuses, or payments under our short-term incentive program, will be based on the achievement of Adjusted EBITDA targets and 20% will be based on individual performance. For our CEO, 100% of her annual bonus will be based on the achievement of an Adjusted EBITDA target.

2009 Compensation Results

HSNi exceeded each of the financial performance measures established for 2009 with respect to our short-term and long-term incentive compensation programs. To evaluate the individual performance component of compensation, the Compensation Committee, working with the Executive Vice President of Human Resources, assessed the personal performance of each of the named executive officers and determined the final bonus amounts to be paid to each of the named executive officers. The total compensation for each named executive officer is described in more detail below. Based on its review of analysis from Towers Watson regarding industry standards for compensation of comparable executives at these levels, the Compensation Committee believes that the overall compensation of HSNi’s named executive officers is competitive to HSNi’s peers and is well-aligned with the interest of our shareholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation information for the years ended December 31, 2009 and 2008 for our CEO, chief financial officer and our other executive officer as of the end of the last fiscal year. We refer to these persons as our named executive officers elsewhere in this proxy statement. Mr. Henchel and Ms. Letizio did not become named executive officers until February 24, 2010. The amounts reported under “Stock Awards” and “Stock Appreciation Rights and Option Awards” represent the grant date fair value.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Stock Appreciation Rights and Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Mindy Grossman	2009	1,000,000	1,910,000	—	1,059,164	96,510	4,065,674
Chief Executive Officer	2008	1,000,000	500,000	1,262,000	5,174,370	100,886	8,037,256

Judy A. Schmeling	2009	500,000	444,500	56,159	47,947	1,387	1,049,993
Executive Vice President and Chief Financial Officer	2008	420,000	150,000	—	523,361	7,750	1,101,111

Barbara Lynne Ronon	2009	475,000	410,400	53,352	45,550	11,847	996,149
Executive Vice President–Merchandising	2008	475,000	90,000	—	164,610	53,941	783,551

(1)	These amounts reflect the aggregate grant date fair value computed in accordance with accounting guidance related to stock compensation. Assumptions used in the calculation of these amounts are included in Note 12 to our audited financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed on March 4, 2010. These amounts reflect the fair value for these awards at the grant date and do not correspond to the actual value that may be paid to or realized by the named executive officers.

(2)	The table below describes the amounts included in the “All Other Compensation” column above for 2009.

	Mindy Grossman	Judy A. Schmeling	Barbara Lynne Ronon
Housing (1)	$86,210	$—	$7,875
Life Insurance	1,242	810	2,322
Automobile (1)	7,408	—	—
401(k) Plan match	1,650	577	1,650

Total All Other Compensation	$96,510	$1,387	$11,847

(1)	For Mindy Grossman, these amounts include a tax “gross-up” of $23,915 and $4,383, respectively.

Grants of Plan-Based Awards

The table below provides the following information regarding equity awards granted to our named executive officers in 2009 under the Plan.

Name	Grant Date	All Other Option Awards: Number of Units or Shares of Common Stock Underlying Options (#)	Exercise or Base Price of Option Awards ($) (sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Mindy Grossman
SARs (2)	2/25/09	132,551	4.24	239,917
SARs (2)	8/25/09	132,350	11.41	819,247

Judy A. Schmeling
SARs (2)	2/25/09	26,490	4.24	47,947
RSUs	2/25/09	13,245	4.24	56,159

Barbara Lynne Ronon
SARs (2)	2/25/09	25,166	4.24	45,550
RSUs	2/25/09	12,583	4.24	53,352

(1)	These amounts reflect the aggregate grant date fair value computed in accordance with accounting guidance related to stock compensation. Assumptions used in the calculation of these amounts are included in Note 12 to our audited financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K. These amounts reflect the fair value of these awards at the grant date and do not correspond to the actual value that may be paid to or realized by the named executive officers.

(2)	Reflects stock-settled SARs that vest in three increments on the first, second and third anniversary of the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding various HSNi equity awards held by HSNi’s named executive officers as of December 31, 2009. The market value of all awards is based on the closing price of HSNi common stock of $20.19 as of December 31, 2009.

	Stock Appreciation Rights and Option Awards (1)				Stock Awards (2)(3)
Name	Number of Securities Underlying Unexercised SARs and Options (#) (Exercisable)	Number of Securities Underlying Unexercised SARs and Options (#) (Unexercisable)	SARs and Option Exercise Price ($)	SARs and Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mindy Grossman	87,232	261,697	16.48	4/9/18
	35,630	106,891	30.46	8/20/18
	51,466	154,398	37.58	8/20/18
	92,638	277,917	44.71	8/20/18
	—	132,551	4.24	2/25/19
	—	132,350	11.41	8/25/19
					126,605	2,556,155

Judy A. Schmeling	1,400	—	18.96	12/16/11
	14,829	44,489	16.46	1/31/18
		22,500	5.76	12/22/18
		26,490	4.24	2/25/19
					31,884	643,738

Barbara Lynne Ronon	3,489	10,468	16.46	1/31/18
		22,500	5.76	12/22/18
		25,166	4.24	2/25/19
					31,781	641,659

(1)	In connection with the spin-off from IAC, each unexercised stock option to purchase shares of IAC common stock issued to our named executive officers and granted prior to December 31, 2007 converted into awards of HSNi and each of the other companies spun-off from IAC, or Spincos. All stock options granted by IAC after December 31, 2007 converted into awards of HSNi. Adjustments were made to the number of shares subject to such awards and to the corresponding exercise prices based on the relative market capitalizations of HSNi and each of the Spincos to maintain pre-and post spin-off value.

(2)	In connection with the spin-off, RSUs granted by IAC converted into awards in HSNi and, for certain awards, awards in the other four Spincos.

The table below provides the following information regarding RSU awards in HSNi stock held by HSNi’s named executive officers as of December 31, 2009: (i) the grant date of each award, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2009, (iv) the vesting schedule for each award and (v) the total number of RSUs that vested or are scheduled to vest in each of the fiscal years ending December 31, 2010, 2011, 2012 and 2013.

	Number of Unvested RSUs as of 12/31/09	Market Value of Unvested RSUs as of 12/31/09	Vesting Schedule (#)
Name and Grant Date	(#)	($)	2010	2011	2012	2013
Mindy Grossman
5/17/06	18,654	376,625	9,327	9,327	—	—
5/17/06 (a)	30,653	618,884	—	30,653	—	—
2/16/07 (b)	7,512	151,667	7,512	—	—	—
4/9/08 (c)	69,786	1,408,980	—	—	69,786	—

Total	126,605	2,556,156	16,839	39,980	69,786	—

Judy A. Schmeling
2/6/06 (d)	6,922	139,755	3,461	3,461	—	—
2/16/07 (d)	4,204	84,879	1,401	1,401	1,402	—
2/16/07 (b)	7,513	151,687	7,513	—	—	—
2/25/09 (e)	13,245	267,417	—	—	13,245	—

Total	31,884	643,738	12,375	4,862	14,647	—

Barbara Lynne Ronon
9/12/07 (d)	8,763	176,925	2,921	2,921	2,921	—
9/12/07 (b)	10,435	210,683	10,435	—	—	—
2/25/09 (e)	12,583	254,051	—	—	12,583	—

Total	31,781	641,659	13,356	2,921	15.504	—

(a)	These awards vest in one lump sum installment on the fifth anniversary of the grant date, subject to continued employment.

(b)	These awards vest in one lump sum installment on the third anniversary of the date of grant, subject to continued employment.

(c)	These awards vest in one lump sum installment on the fourth anniversary of the date of grant, subject to continued employment.

(d)	Originally these awards were to vest in five equal annual installments on each of the first five anniversaries of the grant date subject to continued employment. As a result of the spin-off, any awards scheduled to vest by February 2009 accelerated and vested at the date of the spin-off.

(e)	These awards vest in one lump sum installment on the third anniversary of the date of grant, subject to continued employment.

Option Exercises and Stock Vested

The table below provides information regarding the number of shares acquired by our named executive officers during 2009 upon the vesting of RSU awards and the related value realized, excluding the effect of any applicable taxes. The dollar value realized upon vesting of RSUs represents the closing price of common stock on the applicable vesting date multiplied by the number of RSUs. None of our named executive officers exercised options to purchase shares of common stock in 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mindy Grossman	9,326	64,443
Judy A. Schmeling	—	—
Barbara Lynne Ronon	2,921	48,547

Payments Upon Termination or Change of Control

We have entered into an employment agreement with our CEO and maintain an executive severance plan for our other named executive officers that will require us to provide compensation or other benefits to our named executive officers in connection with certain events related to a termination of employment or change of control. Set forth below are descriptions of these arrangements as they were in effect as of December 31, 2009.

Grossman Arrangements

Under Ms. Grossman’s employment agreement, upon a termination by the company for other than death or disability and without Cause (as defined below) or resignation by Ms. Grossman for Good Reason (as defined below), Ms. Grossman will be entitled to certain benefits. These benefits include continued payment of her base salary and provision of health benefits for a period of twenty-four consecutive months. She will also be entitled to pro-rated portions of the bonus she would otherwise earn during the year in which the qualifying termination occurs, payable at the time such bonus would otherwise be payable.

Under Ms. Grossman’s employment agreement, “Cause” shall mean:

•

the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by employee; provided, however, that after indictment, we may suspend executive from the rendition of services, but without limiting or modifying in any other way our obligations under the agreement; provided, further, that Ms. Grossman’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate Ms. Grossman’s employment;

•

a material breach by the executive of a fiduciary duty owed to us, which in the good faith reasonable determination of the Board, undermines the confidence of the Board in Ms. Grossman’s fitness to continue in her position, and a failure to cure such breach upon receipt of notice;

•	a material breach by executive of any of the covenants made by executive in her employment agreement and a failure to cure such breach upon receipt of notice;

•	the continued failure to perform material duties required by the agreement upon receipt of notice; or

•	a knowing and material violation of any material company policy pertaining to ethics, wrongdoing or conflicts of interest and a failure to cure such breach upon receipt of notice.

In each case, Cause shall only be deemed to exist if it is determined in good faith by the vote of not less than 2/3 of the Board of Directors (excluding Ms. Grossman).

Under Ms. Grossman’s employment agreement, “Good Reason” shall mean:

•	HSNi’s material breach of the agreement;

•

the material reduction in title, duties, reporting responsibilities or level of responsibilities, excluding any such reduction resulting from any disposition of assets so long as we retain the business relating to the HSN television network and web-site and acknowledging that the involvement of the Chairman of the Board in certain matters primarily related to public company reporting, significant corporate transactions, or other significant financial, legal and accounting matters, shall not constitute any such reduction provided that Ms. Grossman continues to have primary responsibility for the management of all operations and activities of the businesses of the company;

•	a material reduction in base salary or target bonus, or

•	a relocation of Ms. Grossman’s principal place of business by HSNi.

Upon termination of employment for death or disability, Ms. Grossman is entitled to accelerated vesting of a percentage, based on years of service, of the unvested portion of the awards granted to her pursuant to her employment agreement. In addition, upon a termination of employment by the company for other than death, disability or Cause, a termination of employment by Ms. Grossman for Good Reason, or a Change of Control (as defined below) Ms. Grossman is entitled to accelerated vesting of all unvested awards outstanding as of that date.

Under Ms. Grossman’s employment agreement, “Change of Control” shall mean:

•

The acquisition by any individual, entity or group, other than HSNi, of beneficial ownership of equity securities of HSNi representing more than 50% of the voting power of the then outstanding equity securities of HSNi entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

•

Individuals who, as of the effective date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date, whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the Incumbent Directors at such time shall become an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

•

Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of HSNi, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) more than 50% of the resulting voting power shall reside in Outstanding Company Voting Securities retained by our shareholders in the Business Combination and/or voting securities received by such shareholders in the Business Combination on account of Outstanding Company Voting Securities, and (B) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

•	Approval by our shareholders of a complete liquidation or dissolution of the company.

The amounts payable upon termination are all subject to the execution of a general release and compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in Ms. Grossman’s employment agreement. Salary continuation payments will be offset by the amount of any compensation earned by an executive from other employment during the severance payment period.

Other NEO Arrangements

Effective November 17, 2009, we adopted a Named Executive Officer and Executive Vice President Severance Plan applicable to certain named executive officers. The plan formalizes and standardizes our severance practices for our most senior executive officers and was adopted in lieu of issuing new employment agreements. All named executive officers and senior executive officers agreed to the termination of their employment agreements. The plan applies to all named executive officers excluding Ms. Grossman, who has a severance arrangement pursuant to her employment agreement. Adoption of the plan was approved by the Compensation Committee.

Executives covered by the severance plan will generally be eligible to receive severance benefits in the event of a termination by the company without Cause or by the executive for Good Reason. The severance benefits increase if the termination is within 12 months following a Change in Control.

Under the plan, in the event of a termination by HSNi without Cause (as defined below) or by the executive for Good Reason (as defined below) prior to a Change in Control (as defined below) or more than 12 months following a Change in Control, the severance benefits for the executive shall generally consist of the following:

•	continued payment of base salary for a period of eighteen (18) months following the date of such executive’s termination of employment; and

•	continuation of coverage under our health insurance plan for a period of twelve (12) months following the date of such executive’s termination of employment.

Under the plan, in the event of a termination by HSNi without Cause or by the executive for Good Reason, in each case within 12 months following a Change in Control, the severance benefits for the executive shall consist of the following:

•

payment of a lump sum amount equal to two times the sum of (i) the executive’s Base Salary, and (ii) the executive’s Target Bonus multiplied by a fraction, the numerator of which is the number of days from the first day of the year in which the termination occurs and ending on the last day of the severance period, and the denominator of which is the number of days in the year in which the termination occurs;

•	payment of a lump sum amount equal to medical coverage under our health insurance plan for a period of eighteen (18) months;

•	outplacement benefits in an amount not to exceed $20,000; and

•	immediate vesting of all of the executive’s outstanding awards.

Under this severance plan, “Cause” shall mean:

•	the willful or gross neglect by the executive of his or her employment duties;

•	the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by the executive;

•	a material breach by the executive of a fiduciary duty owed to us;

•	a material breach by executive of any non-disclosure, non-solicitation or non-competition obligation owed to us; or

•	a violation by the executive of any company policy pertaining to ethics, wrongdoing or conflicts of interest.

Under this severance plan, “Good Reason” shall mean, without the executive’s prior written consent:

•	a material reduction in the executive’s rate of annual base salary from the rate of annual base salary in effect for such executive; or

•	a relocation of the executive’s principal place of business more than 50 miles further from the location of the principal place of business from which executive works; or

•

a material and demonstrable adverse change in the nature and scope of the executive’s duties. In order to invoke a termination of employment for Good Reason, the executive must provide written notice to HSNi of the existence of one or more of the conditions described in the clauses above within 90 days following the executive’s knowledge of the initial existence of such condition or conditions, and HSNi shall have 30 days following receipt of such written notice during which it may remedy the condition.

Under this severance plan, a “Change of Control” shall mean any of the following events:

•

the acquisition by any individual, entity or group, other than HSNi, of beneficial ownership of equity securities of HSNi representing more than 50% of the voting power of the then outstanding equity securities of HSNi entitled to vote generally in the election of directors; or

•	incumbent directors cease for any reason to constitute at least a majority of the Board; or

•

consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of HSNi, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (i) more than 50% of the Resulting Voting Power shall reside in outstanding voting securities retained by our shareholders, and (ii) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were incumbent directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

•	approval by our shareholders of a complete liquidation or dissolution of HSNi.

The amounts payable upon termination are all subject to the execution of a general release and to compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in the relevant employment agreements. Salary continuation payments will be offset by the amount of any compensation earned by an executive from other employment during the severance payment period.

Estimated Post-Employment Compensation and Benefits

The following table describes the potential payments and benefits to which our named executive officers would be entitled upon termination of employment, both in connection with a change in control and otherwise. The amounts shown in the table assume that the termination or change in control was effective as of December 31, 2009. The vesting of equity awards in other Spincos may accelerate upon the termination of employment of our named executive officers under certain circumstances. As a result, to the extent appropriate, the value of such equity awards which could accelerate are included in the amounts described below. The price of HSNi common stock and the common stock of the other Spincos on which certain calculations are based is the closing price on The Nasdaq Global Select Market on December 31, 2009.

These amounts do not take into account equity grants made, and contractual obligations entered into, after December 31, 2009. The actual amounts to be paid out can only be determined at the time the event actually occurs.

Name and Benefit	Termination without Cause	Resignation for Good Reason	Change in Control	Termination w/o Cause or for Good Reason and Change in Control
Mindy Grossman
Cash Severance (salary)	$2,000,000	$2,000,000	—	$2,000,000
Bonus	1,910,000	1,910,000	—	1,910,000
Stock Options and SARs (vesting accelerated)	4,247,379	4,247,379	4,247,379	4,247,379
RSUs (vesting accelerated)	2,892,586	2,892,586	2,892,586	2,892,586
Health Benefits	23,270	23,270	—	23,270

Total Estimated Value	$11,073,235	$11,073,235	$7,139,965	$11,073,235

Judy A. Schmeling
Cash Severance (salary)	$750,000	$750,000	—	$1,000,000
Bonus	—	—	—	1,194,500
Stock Options and SARs (vesting accelerated)	—	—	—	913,134
RSUs (vesting accelerated)	—	—	—	773,254
Health Benefits	15,405	15,405	—	23,107
Outplacement Benefits	—	—	—	20,000

Total Estimated Value	$765,405	$765,405	—	$3,923,995

Barbara Lynne Ronon
Cash Severance (salary)	$712,500	$712,500	—	$950,000
Bonus	—	—	—	980,400
Stock Options and SARs (vesting accelerated)	—	—	—	765,118
RSUs (vesting accelerated)	—	—	—	695,680
Health Benefits	4,426	4,426	—	6,639
Outplacement Benefits	—	—	—	20,000

Total Estimated Value	$716,926	$716,926	—	$3,417,837

Securities Authorized for Issuance under Equity Compensation Plans

The table below provides information pertaining to all compensation plans under which equity securities of our company are authorized for issuance as of December 31, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders for:
Employee equity compensation	3,729,765	10.02	4,186,971
Non-employee directors’ deferred compensation plan	16,669	—	83,331
Adjusted Awards under employee equity plan approved by IAC shareholders prior to the spin-off	3,990,245	16.32	—

Subtotal	7,736,679		4,270,302

Equity compensation plans not approved by security holders:	—	—	—

Total equity compensation plans (2)	7,736,679		4,270,302

(1)	The calculation of the weighted average exercise price includes RSUs that do not have an exercise price. Excluding the RSUs, the weighted average exercise price of outstanding options and SARs would be $16.87 for the equity compensation plan approved by security holders, $19.39 for the equity compensation plan approved by IAC shareholders prior to the spin-off and $18.39 for all equity compensation plans.

(2)	Approximately 1.8 million of the securities to be issued are held by employees of the other Spincos and not by employees of HSNi.

Pension Benefits

We do not currently have any plans that provide for payments or other benefits at, following, or in connection with retirement.

Non-Qualified Deferred Compensation

We do not currently have any other defined contribution or other plan that provides for deferred compensation on a basis that is not tax-qualified.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Officers and Directors

The following table sets forth information as of March 1, 2010, with respect to the beneficial ownership of our common stock by (i) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding common stock, (ii) each director and named executive officers, and (iii) all of our executive officers and directors as a group. The percentages below are based on 56,912,318 shares of common stock outstanding on March 1, 2010. In each case, except as otherwise indicated in the footnotes to the table, the shares of common stock are owned directly by the named owners, with sole voting and dispositive power. Beneficial ownership has been determined in accordance with the SEC rules and regulations.

Unless otherwise indicated, beneficial owners listed here may be contacted at our corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729.

Name and Address of Beneficial Owner	Shares	%
5% Beneficial Owners:
Liberty Media Corporation (1) 12300 Liberty Boulevard Englewood, CO 80112	18,516,167	32.5
Lord Abbett & Co. LLC (2) 90 Hudson Street, 11th Floor Jersey City, NJ 07302	6,458,153	11.3
BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	3,042,267	5.3

Directors and Named Executive Officers:
Gregory R. Blatt	35,917	*
Patrick Bousquet-Chavanne (4)	12,031	*
Michael C. Boyd	3,966	*
William Costello (5)	23,187	*
James M. Follo	3,966	*
Stephanie Kugelman	5,466	*
Arthur C. Martinez	16,378	*
Thomas J. McInerney (6)	90,066	*
John B. (Jay) Morse, Jr. (7)	28,059	*
Mindy Grossman (8)	432,212	*
Judy A. Schmeling (9)	59,869	*
Gregory J. Henchel	0	—
Lisa A. Letizio (10)	53,728	*
Barbara Lynne Ronon (11)	17,821	*
All executive officers and directors as a group (14 persons)	782,666	1.4

*	The percentage of shares beneficially owned does not exceed 1%

(1)	Reflects shares beneficially owned by Liberty Media Corporation as of May 14, 2009 based on Schedule 13D/A filed with the SEC on May 21, 2009, which indicates that Liberty, whose principal business is owning a broad range of electronic retailing, media, communications and entertainment businesses and investments, has sole voting and dispositive power with respect to such shares. According to a Schedule 14A filed by Liberty on October 19, 2009, Liberty’s chairman, John C. Malone, controls 34.4% of the voting power of Liberty. The Schedule 13D/A certifies that such shares were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing control of HSNi.

(2)	Reflects shares beneficially owned by Lord Abbett & Co. LLC as of January 29, 2010, based on a Schedule 13G/A filed with the SEC on February 10, 2010, which indicates that Lord Abbett, an investment advisor, has sole dispositive power with respect to all such shares and sole voting power with respect to 5,148,551 shares. According to the Schedule 13G/A, the shares are held on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds and other institutional clients. The Schedule 13G/A certifies that such shares were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing control of HSNi.

(3)	Reflects shares beneficially owned by BlackRock, Inc. as of December 31, 2009 based on Schedule 13G filed with the SEC on January 29, 2010, which indicates that BlackRock acquired these shares in connection with its acquisition of Barclays Global Investors, N.A. and certain of its affiliates and has sole voting and dispositive power with respect to such shares. The Schedule 13G/A certifies that such shares were acquired and are held in the ordinary course and were not acquired and are not held for the purpose or with the effect of changing or influencing control of HSNi.

(4)	Represented by (i) 8,065 share units accrued in lieu of cash fees for serving as a director pursuant to HSNi’s Non-Employee Director Compensation Plan and (ii) 3,966 shares of HSNi common stock held directly by the reporting person.

(5)	Represented by (i) 6,721 share units accrued in lieu of cash fees for serving as a director pursuant to HSNi’s Non-Employee Director Compensation Plan and (ii) 16,466 shares of HSNi common stock held directly by the reporting person.

(6)	Represented by (i) 28,125 shares issuable upon exercisable options, and (ii) 61,941 shares of HSNi common stock held directly by the reporting person.

(7)	Represents (i) 1,880 share units accrued in lieu of cash fees for serving as a director pursuant to HSNi’s Non-Employee Director Compensation Plan and (ii) 26,179 shares of HSNi common stock held directly by the reporting person.

(8)	Represents (i) 23,005 shares held directly, (ii) 1,500 shares held by a family member sharing the same household, (iii) 311,149 shares issuable upon currently exercisable options, (iv) 87,232 shares issuable upon options exercisable within 60 days, and (v) 9,326 shares issuable upon vesting of RSUs which vest within 60 days.

(9)	Represents (i) 19,981 shares held directly, and (ii) 39,888 shares issuable upon currently exercisable options.

(10)	Represents (i) 14,985 shares held directly, and (ii) 38,743 shares issuable upon currently exercisable options.

(11)	Represents (i) 2,455 shares held directly, and (ii) 15,366 shares issuable upon currently exercisable options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to comply therewith during the fiscal year ended December 31, 2009. We believe that during the fiscal year ended December 31, 2009, our directors, executive officers, and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements. In making this statement, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% shareholders that no Form 5s were required to be filed under applicable SEC rules.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

We have adopted a written policy governing the review and approval of related person transactions. Consistent with applicable law and listing standards, the terms “related person” and “transaction” are determined by reference to Item 404(a) of Regulation S-K under the Securities Act. In accordance with the policy, management is required to determine whether any proposed transaction, arrangement or relationship with a related person falls within the definition of “transaction,” and if so, submit the transaction to the Audit Committee for approval. The Audit Committee, in considering whether to approve related person transactions, consider all facts and circumstances that it deems relevant.

Relationships Involving Named Executive Officers

HSNi works with High Fashion Garments, Inc., or HFG, and a number of other third parties to develop new product lines and source manufacturers for existing product lines in the ordinary course of business. During 2008 and until approximately April, 2009, the brother-in-law of Mindy Grossman, HSNi’s CEO, was an employee of HFG. His spouse was also a consultant for HFG. In 2008, HSNi purchased merchandise from HFG that was developed, manufactured and/or designed with assistance from these individuals. For the ended December 31, 2009, HSNi paid this vendor $1,935,320 for merchandise.

Relationship Between HSNi and IAC

For purposes of governing certain of the ongoing relationships between HSNi and IAC at and after the spin-off and to provide for an orderly transition, effective August 20, 2008, HSNi entered into the following agreements:

•

a Separation and Distribution Agreement that describes the arrangements between IAC and HSNi regarding the principal transactions necessary to separate HSNi from IAC, and that governs certain aspects of our relationship with IAC and the other Spincos after the spin-off;

•

a Tax Sharing Agreement that governs the respective rights, responsibilities and obligations of IAC and HSNi after the spin-off with respect to tax periods ending on or before the spin-off, including tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, other taxes and related tax returns;

•

an Employee Matters Agreement that covers a wide range of compensation and benefit issues, including the allocation among IAC and HSNi of responsibility for the employment and benefit obligations and liabilities of each company’s current and former employees (and their dependents and beneficiaries), as well as the provision of health and welfare benefits to employees of HSNi (the costs of which will be borne by HSNi) pursuant to IAC’s employee benefit plans through the end of 2008; and

•	a Transition Services Agreement that governs the provision of transition services among IAC and HSNi.

The Separation and Distribution Agreement has been consummated and HSNi has satisfied its obligations under the Employee Matters Agreement and Transition Services Agreement. HSNi continues to be subject to certain post-spin obligations under the Tax Sharing Agreement.

Relationship Between HSNi and Liberty

Also in connection with the spin-off, pursuant to a Spinco Assignment and Assumption Agreement, dated as of August 20, 2008, among HSNi, IAC, Liberty Media Corporation (“Liberty”) and a subsidiary of Liberty that holds shares of IAC common stock and IAC Class B common stock (together with Liberty, the “Liberty

Parties”), HSNi (i) assumed from IAC all rights and obligations providing for post-spin-off governance and other arrangements at HSNi under the Spinco Agreement, dated May 13, 2008, among IAC, Liberty and affiliates of Liberty that held shares of IAC common stock and/or Class B common stock at the time such Spinco Agreement was entered into, and (ii) as required by the Spinco Agreement, entered into a registration rights agreement with the Liberty Parties.

Spinco Agreement

Representation of Liberty on the Board of Directors

The Spinco Agreement generally provides that so long as Liberty beneficially owns securities of HSNi representing at least 20% of the total voting power of the HSNi’s equity securities, Liberty has the right to nominate up to 20% of the directors serving on the Board of Directors (rounded up to the nearest whole number). Any individual nominated by Liberty must be reasonably acceptable to a majority of the directors on HSNi’s Board who were not nominated by Liberty. All but one of Liberty’s nominees serving on the Board of Directors must qualify as “independent” under applicable stock exchange rules. In addition, the Governance Committee of the Board may include only “Qualified Directors,” namely directors other than any who were nominated by Liberty, are officers or employees of HSNi or were not nominated by the Governance Committee in connection with their initial election to the Board and for whose election any Liberty Party voted shares.

Until the second anniversary of the spin-off, the Liberty Parties agreed to vote all of the equity securities of HSNi beneficially owned by them in favor of the election of the full slate of director nominees recommended to shareholders by the HSNi Board of Directors so long as the slate includes the director-candidates that Liberty has the right to nominate.

Acquisition Restrictions

The Liberty Parties have agreed not to acquire beneficial ownership of any equity securities of HSNi (with specified exceptions) unless:

•	the acquisition was approved by a majority of the Qualified Directors;

•	the acquisition is permitted under the provisions described in “Competing Offers” below; or

•	after giving effect to the acquisition, Liberty’s ownership percentage of the equity securities of HSNi, based on voting power, would not exceed the Applicable Percentage.

The “Applicable Percentage” is Liberty’s ownership percentage upon the spin-off of HSNi, based on voting power (approximately 30% as of December 31, 2008), plus 5%, but in no event more than 35%. Following the spin-off, the Applicable Percentage for the Spinco will be reduced for specified transfers of equity securities of the Spinco by the Liberty Parties. During the first two years following the spin-off, acquisitions by the Liberty Parties are further limited to specified extraordinary transactions and, otherwise, to acquisitions representing no more than one-third of HSNi Common Stock received by the Liberty Parties in the spin-off.

Standstill Restrictions

Until the second anniversary of the spin-off, unless a majority of the Qualified Directors consent or to the extent permitted by the provisions described under “Acquisition Restrictions” or “Competing Offers” or in certain other limited circumstances, no Liberty Party may:

•	offer to acquire beneficial ownership of any equity securities of such Spinco;

•	initiate or propose any shareholder proposal or seek or propose to influence, advise, change or control the management, Board of Directors, governing instruments or policies or affairs of HSNi;

•	offer, seek or propose, collaborate on or encourage any merger or other extraordinary transaction;

•	subject any equity securities of HSNi to a voting agreement;

•	make a request to amend any of the provisions described under “Acquisition Restrictions,” “Standstill Restrictions” or “Competing Offers”;

•

make any public disclosure, or take any action which could reasonably be expected to require HSNi to make any public disclosure, with respect to any of the provisions described under “Standstill Restrictions”; or

•	enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the provisions described hereunder.

Transfer Restrictions

Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by the Liberty Parties of any equity securities of HSNi to any person except for certain transfers, including:

•	transfers under Rule 144 under the Securities Act (or, if Rule 144 is not applicable, in “broker transactions”);

•	transfers pursuant to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by HSNi;

•

transfers in a public offering in a manner designed to result in a wide distribution, provided that no such transfer is made, to the knowledge of the Liberty Parties, to any person whose ownership percentage (based on voting power) of HSNi’s equity securities, giving effect to the transfer, would exceed 15%;

•

a transfer of all of the equity securities of HSNi beneficially owned by the Liberty Parties and their affiliates in a single transaction if the transferee’s ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations (subject to limited exceptions) of the Liberty Parties under the Spinco Agreement relating;

•

specified transfers in connection with changes in the beneficial ownership of the ultimate parent company of a Liberty Party or a distribution of the equity interests of a Liberty Party or certain similar events; and

•	specified transfers relating to certain hedging transactions or stock lending transactions in respect of the Liberty Parties’ equity securities in HSNi, subject to specified restrictions.

During the first two years following the spin-off, transfers otherwise permitted by the first and third bullets above will be prohibited, and transfers otherwise permitted by the fourth and sixth bullets above in respect of which IAC and HSNi do not make certain determinations with respect to the transferee will be prohibited, unless such transfers represent no more than one-third of HSNi Common Stock received by the Liberty Parties in the spin-off.

Competing Offers

During the period when Liberty has the right to nominate directors to the Board, if the Board determines to pursue certain types of transactions on a negotiated basis (either through an “auction” or with a single bidder), Liberty is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any such transaction that HSNi is negotiating with a single bidder, the Board must consider any offer for a transaction made in good faith by Liberty but is not obligated to accept any such offer or to enter into negotiations with Liberty.

If a third party (x) commences a tender or exchange offer for at least 35% of the capital stock of HSNi other than pursuant to an agreement with HSNi or (y) publicly discloses that its ownership percentage (based on voting power) exceeds 20% and the Board fails to take certain actions to block such third party from acquiring an ownership percentage of HSNi (based on voting power) exceeding the Applicable Percentage, the Liberty Parties generally will be relieved of the obligations described under “Standstill Restrictions” and “Acquisition Restrictions” above to the extent reasonably necessary to permit Liberty to commence and consummate a competing offer. If Liberty’s ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in (x) above exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco Agreement will be terminated, and, following the later of the second anniversary of the spin-off and the date that Liberty’s ownership percentage (based on voting power) exceeds 50%, the obligations described under “Acquisition Restrictions” will be terminated.

Other

Following the spin-off, amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between a Liberty Party and HSNi that would be reportable under the proxy rules) will require the approval of the Qualified Directors.

Registration Rights Agreement

Under the registration rights agreement, the Liberty Parties and their permitted transferees (the “Holders”) will be entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of HSNi common stock received by the Liberty Parties as a result of the spin-off and other shares of HSNi common stock acquired by the Liberty Parties consistent with the Spinco Agreement (collectively, the “Registrable Shares”). The Holders will be permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the Registrable Shares.

HSNi will be obligated to indemnify the Holders, and each selling Holder will be obligated to indemnify HSNi, against specified liabilities in connection with misstatements or omissions in any registration statement.

ANNUAL REPORTS AND OTHER MATERIALS

Upon written request to the Corporate Secretary, HSN, Inc., 1 HSN Drive, St. Petersburg, Florida 33729, we will provide without charge to each person solicited an additional copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules filed therewith. Copies are also available on our website, www.hsni.com. We will furnish requesting shareholders with any exhibit not contained in its Annual Report upon written request without charge.

Our code of business conduct and ethics, which applies to all employees (including executive officers) and directors is posted on our website at www.hsni.com. The code of business conduct and ethics complies with applicable laws and listing requirements. Any waivers to the code of business conduct and ethics for our executive officers and directors will also be disclosed on our website. We will furnish requesting shareholders with a copy of our code of business conduct and ethics upon written request without charge.

PROPOSALS BY SHAREHOLDERS FOR THE 2011 ANNUAL MEETING

Shareholders who intend to have a proposal considered for inclusion in HSN, Inc. proxy materials for presentation at the 2011 annual meeting of shareholders must submit the proposal to us at our corporate headquarters no later than February 22, 2011, which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Shareholders who intend to present a proposal at the 2011 annual meeting of shareholders without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to HSN, Inc. no later than February 22, 2011. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 19, 2010.

The Proxy Statement and Annual Report to Shareholders are available at:

•	http://bnymellon.mobular.net/bnymellon/hsni for registered holders; and

•	http://bnymellon.mobular.net/bnymellon/hsni for beneficial owners who own their shares in street name.

•	These materials are also available at HSNi’s investor relations website at www.hsni.com.

YOUR VOTE IS VERY IMPORTANT. THE BOARD ENCOURAGES YOU TO MARK,

DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED

POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

Annex A

HSN, INC.

EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the HSN, Inc. Employee Stock Purchase Plan (the “Plan”), as adopted by HSN, Inc. (“HSNi”) and its Designated Subsidiaries described in Section 2 of this Plan (collectively, with HSNi, the “Company”).

1. Introduction.

(a) Purpose. The purpose of the Plan is to enable the Company to obtain and retain the services of employees. In addition, the Plan provides a convenient, meaningful opportunity for eligible Employees to purchase Common Stock of HSNi, thereby increasing participating Employees’ personal interest in the Company’s success.

(b) Portion of Plan to Comply with Code Section 423. The Company intends to have a portion of the Plan qualify as an “employee stock purchase plan” within the meaning of Code section 423; and intends that such portion of the Plan be treated as a separate plan. Such portion of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner that is consistent with Code section 423.

(c) Portions of Plan Not Complying with Code Section 423. Section 20 of this Plan, and any additional provisions adopted by the Committee pursuant thereto, are intended by HSNi to allow creation of separate portions of the Plan providing for the offering of Common Stock other than through the portion of the Plan governed by Code section 423, for purchase by individuals who are either (i) generally not subject to income taxation by the United States, or (ii) employed by non-corporate Subsidiaries that are not eligible to be Designated Subsidiaries because they are described in clause (ii) of the definition of Subsidiary below.

2. Definitions.

(a) “Account” means an account established pursuant to Section 6(b) and maintained on the books and records of the Company to record the amount of all remaining Contributions accumulated with respect to a Participant as a result of deductions made from such Participant’s paychecks for the purpose of purchasing Shares under the Plan.

(b) “Applicable Laws” shall mean all applicable laws, rules, regulations and requirements, including, but not limited to, corporate and securities laws of any of the United States, United States federal securities laws, the Code, the rules of any stock exchange or quotation system on which Shares are listed or quoted; and the applicable laws, rules, regulations and requirements of any other country or jurisdiction where Options are granted under the Plan or where Employees reside or provide services, as such laws, rules, regulations and requirements shall be in effect from time to time.

(c) “Board” means the Board of Directors of HSNi.

(d) “Business Day” means any day (other than a Saturday or Sunday) on which the Nasdaq Global Select Market is permitted to be open for trading.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Commencement Date” means the first calendar day of each Contribution Period of the Plan.

(g) “Committee” means the Compensation and Human Resources Committee of the Board, or any successor committee of the Board with similar responsibilities; provided, however, that the Board shall have the power to take any action that may be taken by the Committee under this Plan, except to the extent such action would not comply with any Applicable Laws.

(h) “Common Stock” means the common stock, par value $0.01 per share, of HSNi.

(i) “Company” means collectively, HSNi and the Designated Subsidiaries (but only while a Designated Subsidiary is so designated).

(j) “Compensation” means total cash compensation received by a Participant from the Company. Compensation shall be limited to amounts received by a Participant during the period he or she is participating in the Plan and includes salary, wages, overtime premiums, bonuses and other incentive payments, amounts contributed by the Participant to any benefit plan maintained by the Company (including any Code section 125 plan, Code section 401(k) plan or any other deferred compensation plan), overtime pay, commissions, draws against commissions, shift differentials, sick pay, vacation pay, holiday pay, and shutdown pay, except to the extent that the exclusion of any such item (or a subset of any such items) is specifically directed by the Plan Administrator for all Participants in a manner that does not violate Code section 423. “Compensation” does not include any remuneration paid in a form other than cash, fringe benefits (including car allowances, tuition assistance and relocation payments), employee discounts, expense reimbursement or allowances, long-term disability payments, workers’ compensation payments, welfare benefits, and any contributions that the Company or any other Subsidiary makes to any benefit plan (including any 401(k) plan or any other welfare or retirement plan), nor income realized as a result of participation in any stock option, restricted stock, stock purchase or similar plans of the Company or any other Subsidiary.

(k) “Continuous Status as an Employee” means, with respect to an Employee, a period of employment by the Company without any interruption or termination of his or her service as an Employee of the Company. Continuous Status as an Employee shall not be considered interrupted in the case of (i) medical leave; (ii) leave allowed under the Family and Medical Leave Act; (iii) personal leave; (iv) military leave; (v) jury duty; (vi) any other leave of absence approved by the Plan Administrator; provided, however, that such leave does not exceed the respective time period designated by Company policy, unless re-employment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (vii) transfers between locations of the Company, between HSNi and any of the Designated Subsidiaries, or between any of the Designated Subsidiaries. See the definition of “Employee” for the effect of any Designated Subsidiary ceasing to be a Designated Subsidiary.

(l) “Contribution Period” means any period of six consecutive months specified in Section 4(a), which shall be subject to change pursuant to Section 4(b); provided, however, that no Contribution Period shall exceed 27 months.

(m) “Contributions” means all amounts credited to the Account of a Participant pursuant to the Plan.

(n) “Designated Subsidiaries” means all Subsidiaries that are either corporations described in clause (i) of the definition of Subsidiary below, or are treated as corporations under the Code as described in clause (iii) of that definition; and in either case have been designated by the Committee from time to time in its sole discretion as employers that are eligible to participate in the portion of the Plan that is subject to Code section 423. This definition of Designated Subsidiaries shall be interpreted consistently with Code section 424(f).

(o) “Employee” means any individual who is a common-law employee of the Company for purposes of tax withholding under Code section 3401(c), including an officer or director who is also such an employee, but excluding any individual whose customary employment is (i) less than 20 hours per week or (ii) for not more than 5 months in any calendar year. If the Committee determines that any Designated Subsidiary shall no longer be a Designated Subsidiary, or a Designated Subsidiary ceases to be a Designated Subsidiary because it is no longer a Subsidiary, the employees of such Designated Subsidiary shall automatically cease to be Employees or Participants as of the effective date of such event.

(p) “ESPP Broker” means the licensed broker-dealer or other financial services firm designated from time to time by the Plan Administrator in accordance with Section 9(a) to assist in administering this Plan.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, with respect to the Common Stock on a given date, the last reported sale price for the Common Stock for such date, or if such date is not a Business Day, the last reported sale price for the Common Stock for the last Business Day preceding such date, as quoted on the Nasdaq Global Select Market; provided, however, that if the Common Stock ceases to be listed for trading on the Nasdaq Global Select Market or another exchange, “Fair Market Value” of the Common Stock for a given date shall mean the value determined in good faith by the Committee.

(s) “Financial Hardship” means an immediate and heavy financial need of the Participant (including the Participant’s spouse or other dependents) as determined by the Plan Administrator, in its sole and absolute discretion, which may include, but are not limited to, the following: (i) certain medical expenses; (ii) costs relating to the purchase of a principal residence; (iii) tuition and related educational fees and expenses; (iv) payments necessary to prevent eviction from, or foreclosure on, a principal residence; (v) burial or funeral expenses; and (vi) certain expenses for the repair of damage to the Participant’s principal residence. A financial need may be immediate and heavy even if it was reasonably foreseeable or voluntarily incurred by the Participant.

(t) “HSNi” means HSN, Inc., a Delaware corporation.

(u) “New Purchase Date” shall have the meaning set forth in Section 13.

(v) “Option” shall mean a right granted to a Participant under Section 7, as of the Commencement Date of a Contribution Period, to purchase Shares as of the Purchase Date in that Contribution Period.

(w) “Participant” means any Employee who is eligible and has elected to participate in the Plan accordance with Sections 3 and 5, and who has not withdrawn from the Plan or whose participation in the Plan is not otherwise terminated.

(x) “Plan” means this HSN, Inc. Employee Stock Purchase Plan, as it may be amended from time to time.

(y) “Plan Administrator” means the Committee, or if and to the extent the Committee designates one or more employees of the Company to administer the Plan in accordance with Section 14, such employee(s) shall be the Plan Administrator; provided, however, that, notwithstanding any such delegation, the Committee shall have the power to take any action that may be taken by the Plan Administrator under this Plan, except to the extent such action would not comply with any Applicable Laws.

(z) “Purchase Date” means the last calendar day of each Contribution Period of the Plan.

(aa) “Purchase Price” means, with respect to a Contribution Period, an amount equal to 85% (or such other percentage as the Committee may establish from time to time before any Commencement Date, though in no case may such percentage be less than 85%) of the Fair Market Value of a Share on the Commencement Date or on the Purchase Date, whichever is lower, subject to such additional limitations which may be set by the Committee from time to time.

(bb) “Reserves” means the sum of (i) the number of Shares covered by Options granted under the Plan that have not yet been exercised and (ii) the number of Shares that have been authorized for issuance under the Plan but have not yet been placed under an Option.

(cc) “Share” means a share of Common Stock, as adjusted in accordance with Section 12.

(dd) “Subsidiary” means any of the following entities:

(i) a corporation, domestic or foreign, of which not less than 50% of the total combined voting power of all classes of stock is held by HSNi or any such corporate subsidiary of HSNi, whether or not such corporation now exists or is hereafter organized or acquired by HSNi or another such subsidiary of HSNi;

(ii) an unincorporated business entity, domestic or foreign, such as a limited liability company or partnership, in which HSNi or another Subsidiary holds directly or indirectly not less than 50% of the total combined voting power with respect to all classes of equity ownership of such entity; or

(iii) an unincorporated business entity described in the preceding clause (ii) that either (A) has duly elected under applicable Treasury Regulations to be an association treated as a corporation for United States federal income tax purposes, and such election continues in effect; or (B) is disregarded as a separate entity for United States federal income tax purposes, has not made an election described in the preceding clause (A) and, pursuant to applicable Treasury Regulations, its assets are considered to be owned by HSNi or another Subsidiary that is a corporation or is treated as one under the preceding clause (A); whether or not such unincorporated business entity now exists or is hereafter organized or acquired by HSNi or another Subsidiary of HSNi.

3. Eligibility.

(a) Eligible Employees. Any individual who is an Employee, immediately after he or she has completed 90 calendar days of Continuous Status as an Employee, shall become eligible to participate in the Plan on the first day of the month coincident with or next following completion of such period of service, subject to the requirements of the following paragraph (b), Sections 5(a) and 11, and the limitations imposed by Code section 423(b). Except as otherwise provided in the following paragraph (b), each Employee who is eligible to participate in this Plan shall have the same rights and privileges under the Plan.

(b) Limitations on Option Grants to Eligible Employees. Notwithstanding any contrary provisions of the Plan, no Employee shall be granted an Option under the Plan (except for Options granted under any portion of the Plan not intended to be subject to the requirements of Code section 423):

(i) if, immediately after the grant, such Employee (together with any other person whose HSNi stock would be attributed to such Employee pursuant to section 424(d) of the Code) would own capital stock of HSNi or of any Subsidiary that is a corporation (or is treated as one under the Code) and/or hold outstanding options to purchase stock possessing in the aggregate 5% or more of the total combined voting power or value of all classes of issued and outstanding stock of HSNi or of any such Subsidiary; or

(ii) if such Option would permit his or her rights to purchase stock under all employee stock purchase plans (described in section 423 of the Code) of HSNi or of any Subsidiary that is a corporation (or is treated as one under the Code) to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time such Option is granted), or that exceeds 5,000 Shares, for each calendar year in which such Option is outstanding at any time. The annual 5,000 share limitation in the preceding sentence shall be further measured as of each Contribution Period that may be then in effect for the Plan (for example, the limit would be 2,500 shares per Contribution Period in the case of two six month Contribution Periods in a calendar year).

Without limiting the Committee’s authority under Section 19, it shall have the power to amend the Plan by changing the conditions for eligibility to participate in the Plan with respect to future grants of Options, without shareholder approval, if such change is announced at least 20 Business Days before the next Commencement Date on which Options are to be granted, and only if such eligibility conditions comply with the requirements of Code section 423(b)(4).

4. Contribution Periods.

(a) Initial Contribution Periods. Subject to the following paragraph (b), the Plan shall be implemented by a series of consecutive Contribution Periods commencing on January 1 and July 1 each year and ending on the following June 30 and December 31, respectively. The first Contribution Period under this Plan shall commence on July 1, 2010, and shall end on December 31, 2010. The Plan shall continue until terminated in accordance with Section 13 or Section 19.

(b) Changes. The Committee shall have the power to change the duration and/or frequency of Contribution Periods with respect to future purchases of Shares, without shareholder approval, if such change is announced to all Employees who are eligible under Section 3 at least five Business Days before the Commencement Date of the first Contribution Period to be affected by the change; provided, however, that no Contribution Period shall exceed 27 months.

5. Participation.

(a) Enrollment Process. An eligible Employee may become a Participant by following the established enrollment procedure as directed by the Plan Administrator, or any other entity designated by the Plan Administrator, before the Commencement Date of the applicable Contribution Period, unless an earlier or later time for completing the enrollment procedure is set by the Plan Administrator for all eligible Employees with respect to a given Contribution Period. Each eligible Employee who elects to participate for a Contribution Period shall determine the percentage of his or her future Compensation, subject to the limits in Sections 3(b)(ii) and 6(a), to be deducted from his or her paychecks after the Commencement Date for that Contribution Period and allocated to his or her Account as Contributions pursuant to the Plan.

(b) Payroll Contributions. Any such payroll deductions for a Contribution Period shall commence from the first payroll following its Commencement Date and shall end on the last payroll paid on or before the Purchase Date of the Contribution Period, unless sooner terminated as provided in Section 10. A Participant who has elected to participate during a Contribution Period shall automatically participate in future Contribution Periods at the same rate of Contributions until the Participant’s rate of Contributions is changed pursuant to Section 6, or the Participant withdraws from the Plan or ceases to be an Employee as provided in Section 10.

6. Method of Payment of Contributions.

(a) Contribution Amounts. Subject to the limitations of Sections 3(b) and 11, a Participant shall elect to have Contributions made as payroll deductions on each payday during the Contribution Period in any percentage of his or her Compensation that is not less than 1% and not more than 15% (or such other maximum percentage as the Committee may establish from time to time before any Commencement Date) of such Participant’s Compensation on each payday during the Contribution Period. Contribution amounts shall be withheld in whole percentages only.

(b) Accounts. Accounts will be maintained for each Participant in the Plan. All payroll deductions made by a Participant as Contributions shall be credited to his or her Account. A Participant may not make any additional payments into his or her Account. A Participant’s Account balance shall remain the property of the Participant at all times, subject to the limitations of Sections 16 and 17, but the funds deducted from his or her paychecks may be commingled with the general funds of the Company, except to the extent such commingling may be prohibited by any Applicable Laws. No interest shall accrue on the Contributions or the Account balance of a Participant in the Plan, unless otherwise determined necessary by the Plan Administrator for the Accounts of Participants in the portion of the Plan that is not intended to qualify under Code section 423.

(c) Contribution Changes by a Participant. A Participant may discontinue his or her participation in the Plan as provided in Section 10.

(i) Unless otherwise provided by the Plan Administrator, a Participant may decrease the rate of his or her Contributions once during a Contribution Period by following the established administrative procedures as directed by the Plan Administrator to authorize a decrease in the payroll deduction rate. The decrease in rate shall be effective as soon as administratively feasible following the date the rate change election is received by the Company or any other entity designated by the Plan Administrator. However, any decrease in a Participant’s rate of Contributions for a Contribution Period must be made at least 20 Business Days before the end of the Contribution Period, or it will not be effective until the next following Contribution Period.

(ii) Unless otherwise provided by the Plan Administrator, a Participant may not increase the rate of his or her Contributions during a Contribution Period. A Participant may only increase the rate of his or her Contributions with respect to a future Contribution Period by following the established administrative procedures as directed by the Plan Administrator to authorize an increase in the payroll deduction rate of Contributions. Any such rate increase shall be effective as of the Commencement

Date of the next Contribution Period following a reasonable period (set by the Plan Administrator) after the date of its receipt by the Company, or any other entity designated by the Plan Administrator.

(d) Contribution Changes by the Company. Notwithstanding the foregoing, to the extent necessary to comply with Section 3(b), Section 11 and Code section 423(b)(8), the Plan Administrator may in its sole discretion direct the Company to reduce a Participant’s payroll deductions for Contributions during any Contribution Period. If that occurs, any such Participant’s payroll deductions shall re-commence, at the Contributions rate provided in the Participant’s most recently submitted enrollment materials, at the beginning of the first Contribution Period that is scheduled to end in the next succeeding calendar year, unless any such limit continues to apply in that Contribution Period or the Participant terminates his or her payroll deductions as provided in Section 10.

7. Grant of Options. On the Commencement Date of each Contribution Period, each eligible Employee participating in such Contribution Period shall be granted the right and option to purchase (an “Option”), on the next Purchase Date, a number of Shares determined by dividing (a) such Employee’s Contributions accumulated before such Purchase Date and retained in the Participant’s Account as of the Purchase Date, by (b) the applicable Purchase Price, subject to the limitations set forth in Sections 3(b) and 11.

No Participant shall have any interest or voting right in Shares covered by any Option granted to him or her under this Plan until the Option has been exercised.

8. Exercise of Options. Unless a Participant withdraws from the Plan or ceases to be an eligible Employee as provided in Sections 3 and Section 10, his or her Option for a Contribution Period shall be exercised automatically on the Purchase Date of the Contribution Period; and the maximum number of Shares (which may include a fractional Share) subject to the Option will be purchased at the applicable Purchase Price with the accumulated Contributions remaining in his or her Account. The Shares purchased upon exercise of an Option hereunder shall be deemed to be transferred to the Participant on the Purchase Date. During a Participant’s lifetime, his or her Options shall be exercisable only by the Participant; and shall not be exercisable after his or her death.

9. Delivery of Shares, Holding Periods and Dividends.

(a) Delivery of Shares to ESPP Broker. As promptly as practicable after the Purchase Date of each Contribution Period, the number of Shares purchased by each Participant upon exercise of his or her Option shall be issued by HSNi and deposited into a brokerage account established in the Participant’s name with the ESPP Broker, for and on behalf of the Participant, in accordance with procedures established from time to time by the Plan Administrator. The terms of such ESPP Broker account shall be as provided herein and at the sole discretion of the Plan Administrator; and a Participant’s participation in the Plan is expressly conditioned on his or her acceptance of such terms.

(b) Conditions Preceding Issuance of Shares. Shares shall not be issued with respect to an Option unless the exercise of the Option and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for HSNi with respect to such compliance. As a further condition to the exercise of an Option, HSNi may require the Participant exercising the Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel HSNi, such a representation is required by any of the Applicable Laws mentioned above.

(c) Disposition of Shares; Holding Period under Code Section 423. Any ESPP Broker account established to hold a Participant’s Shares shall be titled solely in the name of the Participant, unless the Participant is notified by the Plan Administrator that the account may be titled or re-titled jointly with another person, consistent with the policies of the ESPP Broker and Applicable Law. After satisfying any holding period that may be required by Section 9(d), the Participant may dispose of the Shares in his or her ESPP Broker account, whether by sale, exchange, gift or other transfer of title, in which case applicable transaction fees will be charged. However, in the absence of such disposition or a transfer upon the Participant’s death pursuant to Section 15, the Shares must remain in the Participant’s ESPP Broker account for a period of at least 18 months from the Purchase Date for those Shares, regardless of the Participant’s Continuous Status as an Employee. After such time, the Participant, at his or her option, may elect to (i) keep the Shares in the ESPP Broker account; (ii) request a DRS transfer (book entry registration without a certificate) or (iii) transfer, at the Participant’s expense, all or some of the Shares credited to the Participant’s ESPP Broker account to an account with another broker chosen by the Participant.

However, any Participant who is not subject to United States taxation may, at any time and without regard to the 18-month holding period specified in the preceding paragraph for any Shares, move any of his or her Shares from his or her ESPP Broker account to an account with another broker chosen by the Participant.

(d) Other Holding Periods. The Committee shall have the sole and absolute discretion to impose a minimum holding period on Shares purchased under this Plan, during which each Participant’s right to transfer or otherwise dispose of Shares will be restricted for a specified period of time. Any such holding period may be imposed or increased only for Shares purchased during Contribution Periods that begin after all eligible Employees have been given notice of the new or increased holding period, which notice shall be given at least five Business Days before the Commencement Date of the first Contribution Period in which Shares that will be subject to such new or increased holding period may be purchased. Commencing with the first Contribution Period beginning on July 1, 2010 and continuing until such time as the Committee shall determine otherwise, the Committee has instituted a six month holding period commencing on the Purchase Date and continuing for a period of six months thereafter. In the event of a Financial Hardship, a Participant may seek a waiver of such minimum holding period by making a written request to the Plan Administrator. Whether a Participant is granted a full or partial waiver under this provision shall be subject to the sole and absolute discretion of the Plan Administrator and would be based on the facts and circumstances of each situation.

(e) Dividends. Dividends paid in the form of cash, Shares or other non-cash consideration with respect to the Common Stock in a Participant’s ESPP Broker account established under this Section 9 shall be credited to such ESPP Broker account. However, if a Participant holding Shares in any ESPP Broker account is subject to United States withholding taxes on any dividends payable with respect to the Shares, all cash dividends payable on those Shares shall be paid by HSNi net of the applicable United States withholding taxes on such dividends, which taxes shall be withheld by HSNi and paid to the appropriate United States tax authorities. The Company or any other Subsidiary employing each Participant shall annually notify the Participant, as part of its periodic reporting obligations under Applicable Laws, of the amount of such withholding applicable to dividends on the Participant’s Shares in an ESPP Broker account, in order to enable the Participant to apply for any applicable tax credit in each country in which the Participant is subject to taxes on such dividends.

10. Withdrawal; End of Employee Status.

(a) Withdrawal. In the event of a Financial Hardship, a Participant may seek to withdraw from the Plan by making a written request to the Plan Administrator, or other entity designated by the Plan Administrator. Whether a withdrawal request is granted under this provision shall be subject to the sole and absolute discretion of the Plan Administrator and would be based on the facts and circumstances of each situation. However, any withdrawal request must be made at least 20 Business Days before the end of a Contribution Period, or such withdrawal request shall not be effective until the next following Contribution Period. If a withdrawal request is approved by the Plan Administrator during a Contribution Period, all of the Participant’s Contributions credited to his or her Account for that Contribution Period will be paid to him or her, his or her Option granted for that Contribution Period will be automatically terminated, and the Participant may not make any further Contributions for the purchase of Shares until he or she re-enrolls.

Upon withdrawal from the Plan, a Participant may not re-enroll in the Plan until the next Contribution Period after the Contribution Period in which the withdrawal was effective. In order to re-enroll, a Participant must follow the procedures described in Section 5(a).

(b) End of Employee Status. Upon termination of the Participant’s Continuous Status as an Employee before the Purchase Date of a Contribution Period for any reason including his or her death or retirement, or if the Participant remains employed by a Subsidiary that ceases to be a Designated Subsidiary before that Purchase Date, the Contributions credited to his or her Account for that Contribution Period will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 15; and his or her Option for that Contribution Period will be automatically terminated. Whether the Participant’s Continuous Status as an Employee has been terminated shall be determined by the Plan Administrator in its sole discretion.

(c) Other Plans. A Participant’s withdrawal from the Plan shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or any other Subsidiary.

11. Limit on Shares Available under this Plan.

(a) Maximum Number. Subject to adjustment as provided in Section 12, the maximum number of Shares that may be offered and issued under the Plan shall be 750,000 Shares. If any Option granted under the Plan shall for any reason terminate without having been exercised, at a time when such maximum number of Shares has not been reached, the Shares not purchased under such Option shall again become available for offering and issuance under the Plan.

(b) Application of Limit. If the Plan Administrator determines that, on a given Purchase Date, the number of Shares with respect to which Options are to be exercised will exceed (i) the number of Shares that were available for sale under the Plan on the Commencement Date of the applicable Contribution Period, or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Plan Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Commencement Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants on such Purchase Date. If such event occurs at the beginning of a Contribution Period, the Company shall appropriately reduce the payroll deductions to be made pursuant to the Participants’ authorizations for that Contribution Period, and the Company shall give notice of such reduction to each Participant affected thereby. If such event occurs at the end of a Contribution Period, the Company shall refund to each affected Participant any Contributions made for that Contribution Period that cannot be used to purchase Shares.

12. Adjustments Upon Changes in Capitalization.

(a) Adjustments. Subject to any required action by the shareholders of HSNi, and subject to Section 13, upon (or, as may be necessary to effect the adjustment, immediately prior to) a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares effected in connection with a change in domicile of HSNi), a merger, consolidation or reorganization or any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock, or an exchange of Common Stock or other securities of HSNi, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock, the Committee shall equitably and proportionately adjust (i) the number of Shares constituting the Reserves, as well as the maximum number of Shares that may be purchased by a Participant in a calendar year pursuant to Section 3(b)(ii); (ii) the maximum number of Shares set forth in Section 11; (iii) the price per Share covered by each Option that has not yet been exercised; and/or (iv) the securities, cash or other property deliverable upon exercise or payment of any outstanding Options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding Options and otherwise to account for the effects of the transaction. The Committee’s determination with respect to the adjustment shall be final, binding and conclusive. Except as expressly provided herein, no issue by HSNi of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares reserved hereunder or subject to an Option hereunder.

(b) Compliance with Applicable Laws. It is intended that, if possible, any adjustments contemplated by the preceding paragraph be made in a manner that satisfies Applicable Laws (including, without limitation and as applicable in the circumstances, Code sections 424 and 409A) and accounting requirements (so as to not trigger any charge to earnings with respect to such adjustment).

(c) Authority of Committee. Without limiting the generality of Section 14, any good faith determination by the Committee as to whether an adjustment is required in the circumstances pursuant to this Section 12, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

13. Effect of Sale, Merger or Liquidation. If either (a) HSNi or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of HSNi by means of a sale, merger or reorganization in which HSNi will not be the surviving corporation (other than a reorganization effected primarily to change the state in which HSNi is incorporated, a merger or consolidation with a wholly-owned Subsidiary that is a corporation (or is treated as one under the Code), or any other transaction in which there is no substantial change in the shareholders of HSNi or their relative stock holdings, regardless of whether HSNi is the surviving corporation) or (b) HSNi is liquidated, then the Contribution Period in progress at the time of such transaction or liquidation shall be shortened and a new Purchase Date shall be set (the “New Purchase Date”), as of which date the Contribution Period then in progress will terminate. The New Purchase Date shall be on or before the date of consummation of such transaction or liquidation, and the Plan Administrator shall notify each Participant in writing, at least 10 Business Days before the New Purchase Date, that the Purchase Date for his or her Option has been changed to the New Purchase Date and that his or her Option will be exercised automatically on the New Purchase Date, unless before such date, the Participant has withdrawn from the Plan for that Contribution Period as provided in Section 10.

14. Administration. The Plan Administrator shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Plan Administrator may delegate ministerial duties to such of the Company’s other employees, outside entities and outside professionals as the Plan Administrator so determines.

15. Death of Participant. If Participant dies, the Company shall deliver any Shares and cash in the Participant’s Account to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16. Transferability. Neither Contributions credited to a Participant’s Account nor any rights with regard to the exercise of an Option may be assigned, transferred, pledged or otherwise disposed of in any way (other than as provided in Section 15) by the Participant or any person entitled to the Account balance or such rights under Section 15. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw the Account balance in accordance with Section 10. Furthermore, no balance in a Participant’s Account or Shares that have not been delivered shall be subject to any debts, contracts, liabilities, engagements or torts of the Participant or any person entitled to the Account balance or such Shares under Section 15.

17. Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose; and the Company shall not be obligated to segregate such Contributions. The Plan is unfunded and shall not create nor be construed to create a trust or separate fund of any kind or a fiduciary relationship among the Company, the Board, the Committee, the Plan Administrator and any Participant. To the extent a Participant acquires a right to receive payment from the Company pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

18. Reports. Account statements will be made available (at times directed by the Plan Administrator) to participating Employees by the Company and/or the ESPP Broker. For each Contribution Period, those statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased, the remaining Account balance, if any, and the balance of any ESPP Broker account.

19. Amendment or Termination of Plan.

(a) General Authority of Committee. The Committee may at any time terminate the Plan, or may from time to time amend the Plan in any manner it deems necessary or advisable; provided, however, that no such action shall adversely affect any Options then outstanding under the Plan unless such action is required to comply with Applicable Laws; and provided, further, that no such action of the Board shall be effective without the approval of HSNi’s shareholders if such approval is required by Applicable Laws. Upon the termination of the Plan, any balance in a Participant’s Account shall be refunded to him or her as soon as practicable thereafter, unless the Committee terminates the Plan on a Purchase Date or by the Committee’s setting a New Purchase Date with respect to a Contribution Period then in progress.

(b) Administrative Amendments and Similar Actions. Without shareholder approval and without regard to whether any Participant rights may be considered to have been adversely affected, the Committee shall be entitled to change the Contribution Periods, limit the frequency and/or number of changes in the amount deducted during a Contribution Period, establish the exchange ratio applicable to amounts deducted in a currency other than United States dollars, permit payroll deductions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed payroll deduction elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts deducted from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion to be advisable and consistent with the Plan.

(c) Exhaustion of Reserves. The Plan shall automatically terminate on the date when all of the Shares that were reserved under Section 11 for issuance under this Plan have been purchased by Participants under the Plan.

20. International Participants and Employees of Non-corporate Subsidiaries.

(a) Adoption of Special Provisions by Certain Subsidiaries. The Committee shall have the power and authority to allow any of HSNi’s Subsidiaries other than Designated Subsidiaries to adopt and join in one of the following portions of this Plan that is not intended to comply with Code section 423, as described in Section 1(c):

(i) A portion for employees of any such Subsidiary who are generally not subject to income taxation by the United States (the “Non-U.S. Portion”), or

(ii) A portion for employees who are employed by any non-corporate Subsidiary that is not eligible to be a Designated Subsidiary because it is described in clause (ii) of the definition of Subsidiary (the “Non-corporate Portion”).

(b) Terms and Conditions for Any Non-U.S. Portion of the Plan. If the Committee allows any Subsidiary other than a Designated Subsidiary to adopt the Non-U.S. Portion of the Plan, the Committee may allow certain employees of such Subsidiaries who work or reside outside of the United States an opportunity to acquire Shares in accordance with such special terms and conditions as the Committee may adopt from time to time, which terms and conditions may modify the terms and conditions set forth elsewhere in this Plan, with respect to such employees, to the extent permitted under the following paragraph (d). Without limiting the authority of the Committee, the special terms and conditions that may be adopted with respect to any foreign country need not be the same for all foreign countries; and may include but are not limited to the right to participate, procedures for elections to participate, the payment of any interest with respect to amounts received from or credited to Accounts held for the benefit of such employees who elect to participate, the purchase price of any Shares to be acquired, the length of any Contribution Period, the maximum amount of contributions, credits or Shares that may be acquired by any such participating employees, and a participating employee’s rights in the event of his or her death, disability, withdrawal from participation in the purchase of Shares under the Non-U.S. Portion of the Plan, or termination of employment.

(c) Terms and Conditions for Any Non-corporate Portion of the Plan. If the Committee allows any non-corporate Subsidiary to adopt the Non-corporate Portion of the Plan, the Committee may allow certain employees of such Subsidiaries an opportunity to acquire Shares in accordance with such special terms and conditions as the Committee may adopt from time to time, which terms and conditions may modify the terms and conditions set forth elsewhere in this Plan, with respect to such employees, to the extent permitted under the following paragraph (d). Without limiting the authority of the Committee, the special terms and conditions that may be adopted with respect to any non-corporate Subsidiary need not be the same for all non-corporate Subsidiaries; and may include but are not limited to the right to participate, procedures for elections to participate, the payment of any interest with respect to amounts received from or credited to Accounts held for the benefit of such employees who elect to participate, the purchase price of any Shares to be acquired, the length of any Contribution Period, the maximum amount of contributions, credits or Shares that may be acquired by any such participating employees, and a participating employee’s rights in the event of his or her death, disability, withdrawal from participation in the purchase of Shares under the Non-corporate Portion of the Plan, or termination of employment.

(d) Compliance with Applicable Laws; Effect of Code Section 409A. Any purchases of Common Stock made pursuant to the provisions of this Section 20 shall not be subject to the requirements of Code section 423, but shall be made pursuant to any other Applicable Laws; provided, however, the granting of any Options under this Section 20 shall be completed and administered only in a manner that is intended to either (i) comply with Code section 409A, or (ii) be exempt from taxation imposed by Code section 409A(a)(1)(A) or (B), so as to prevent any such taxation being imposed on participants receiving any such grant. For example, Options granted under this Section 20 may either:

(i) comply with Code section 409A by either specifying exercise prices that are not less than the fair market value of the Common Stock at the date of grant, or specifying Purchase Dates that are fixed dates or made contingent upon the occurrence of certain earlier or later payment events permitted under Code section 409A, in either case when the Options are granted; or

(ii) be exempt from Code section 409A if granted under the Non-U.S. Portion of the Plan to certain non-resident alien individuals employed by Subsidiaries that are not Designated Subsidiaries and operate outside the United States, to the extent the latter type of grant is treated under section 1.409A-1(b)(8) of the Treasury Regulations as not providing deferred compensation for such individuals.

21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Term of Plan; Effective Date. The Plan shall become effective upon approval by HSNi’s shareholders and adoption by HSNi. It shall continue in effect until all of the Reserves are exhausted or such earlier time as the Plan is terminated pursuant to Section 19.

23. Governing Law. Except as otherwise explicitly stated in this Plan, the validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Florida and applicable United States federal laws.

24. Severability. If any provision of the Plan is or becomes invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan under any law, such provision shall be construed or deemed amended to conform to Applicable Laws; or if it cannot be so construed or deemed amended without materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

25. No Rights as an Employee. Nothing in the Plan shall be construed to give any individual (including an Employee or Participant) the right to remain in the employ of HSNi or any Subsidiary, nor to affect the right of HSNi or any Subsidiary to terminate the employment of any individual (including the Employee or Participant) at any time with or without cause. Nothing in this Plan shall confer on any person any legal or equitable right against HSNi or any Subsidiary, or give rise to any cause of action at law or in equity against HSNi or any Subsidiary. Neither the Options granted, any Shares purchased hereunder nor any other benefits conferred hereby, including the right to purchase Common Stock at a discount, shall form any part of the wages or salary of any eligible Employee for purposes of any severance pay or termination damages, irrespective of the reason for termination of employment. Under no circumstances shall any individual ceasing to be an Employee be entitled to any compensation for any loss of any right or benefit under this Plan that such Employee might otherwise have enjoyed, but for ceasing to be an Employee, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise.

26. Taxes. Participants are responsible for the payment of all income taxes, employment, social insurance, welfare and other taxes under Applicable Laws relating to any amounts deemed under the laws of the country of their residency or of the organization of the Subsidiary employing such Participant to constitute income arising out of the Plan, the purchase and sale of Shares pursuant to the Plan and the distribution of Shares or cash to the Participant in accordance with this Plan. Each Participant hereby authorizes HSNi or any Designated Subsidiary that pays Compensation to the Participant to make appropriate tax withholding deductions from that Compensation with respect to any Contributions authorized by the Participant, which deductions shall be in addition to any payroll deductions made as Contributions pursuant to Section 6, and to pay such withheld taxes to the appropriate tax authorities in the relevant country or countries in order to satisfy any of the above tax liabilities of the Participant under Applicable Laws.

27. Acceptance of Terms. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee or the Plan Administrator; and shall be fully bound thereby.

Approved by the Compensation and Human Resources Committee and Board of Directors of HSN, Inc. on February 24, 2010.

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HSN, Inc.

INTERNET http://www.proxyvoting.com/hsni Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#	Fulfillment#
71817	71825

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3.

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1. ELECTION OF DIRECTORS Nominees:	☐	☐	☐

01 Gregory R. Blatt	06 Mindy Grossman
02 Michael C. Boyd	07 Stephanie Kugelman
03 Patrick Bousquet-Chavanne	08 Arthur C. Martinez
04 William Costello	09 Thomas J. McInerney
05 James M. Follo	10 John B. (Jay) Morse

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2010;	☐	☐	☐

3.	To approve the HSN, Inc. Employee Stock Purchase Plan; and	☐	☐	☐

4.	To consider and act upon any other business that may properly come before the meeting or any adjournment(s) thereof.

THE PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES, IN FAVOR OF PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Mark Here for	☐
Address Change
or Comments SEE REVERSE

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your HSN, Inc. account online.

Access your HSN, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for HSN, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2009 Annual Report on Form 10-K are available at: http://www.proxyvoting.com/hsni

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PROXY

HSN, INC.

Annual Meeting of Shareholders – May 19, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Mindy Grossman and Judy A. Schmeling, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of HSN, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May 19, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)

WO#	Fulfillment#
71817	71825